Exhibit 10.1

Execution Version

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

with respect to

VP-Arica Target Co LLC

by and between

VP-Arica CE Seller LLC, as Seller

and

VP-Arica Parent Holdco LLC, as Purchaser

dated as of December 23, 2022

CONTENTS

Page

Article 1 DEFINITIONS AND RULES OF INTERPRETATION	2

1.01.	Definitions	2

1.02.	Rules of Interpretation	15

Article 2 SALE OF MEMBERSHIP INTERESTS AND CLOSING	15

2.01.	Purchase and Sale	15

2.02.	Payment of Purchase Price	15

2.03.	Closing	16

2.04.	Adjusted Purchase Price Amount	16

2.05.	Certain Proceeds	17

2.06.	Tax Reporting of Transaction	17

Article 3 REPRESENTATIONS AND WARRANTIES	18

3.01.	Representations and Warranties with respect to Seller and the Acquired Companies	18

3.02.	Representations and Warranties with Respect to Purchaser	28

Article 4 CONDITIONS PRECEDENT	30

4.01.	Closing Date Conditions Precedent of the Parties	30

4.02.	Closing Date Conditions Precedent of the Purchaser	30

4.03.	Closing Date Conditions Precedent of the Seller	31

Article 5 Certain Covenants	32

5.01.	Regulatory and Other Permits	32

5.02.	Access to Information	32

5.03.	Notification of Certain Matters	32

5.04.	Conduct of Business	33

5.05.	Fulfillment of Conditions	35

5.06.	Further Assurances	35

5.07.	Purchaser’s Substitute Support Obligations	36

5.08.	Tax Matters	37

5.09.	No Solicitation	38

5.10.	Purchaser Parent Guaranty	38

5.11.	Seller Parent Guaranty	38

5.12.	Post-Execution Date Documents	38

i

Article 6 Indemnification	38

6.01.	Indemnification by Seller	38

6.02.	Indemnification by Purchaser	39

6.03.	Survival of Representations, Warranties, Covenants and Agreements	39

6.04.	Limitations on Claims	40

6.05.	Procedure for Indemnification of Third Party Claims	40

6.06.	Rights of the Indemnifying Party in the Defense of Third Party Claims	41

6.07.	Direct Claims	41

6.08.	Exclusive Remedy	42

6.09.	Mitigations	42

6.10.	Indemnity Treatment	42

Article 7 Termination	42

7.01.	Termination	42

7.02.	Effect of Termination	43

Article 8 GENERAL PROVISIONS	43

8.01.	Notices	43

8.02.	Entire Agreement	44

8.03.	Specific Performance	44

8.04.	Time of the Essence	44

8.05.	Expenses	44

8.06.	Confidentiality; Disclosures	44

8.07.	Waiver	44

8.08.	Amendment	45

8.09.	No Third Party Beneficiary	45

8.10.	Assignment	45

8.11.	Severability	45

8.12.	Governing Law	45

8.13.	Consent to Jurisdiction	45

8.14.	Waiver of Jury Trial	46

8.15.	Limitation on Certain Damages	46

8.16.	Disclosures	46

8.17.	PDF Signature; Counterparts	46

TABLE OF CONTENTS

(continued)

Exhibits:

Exhibit A	Form of Assignment of Membership Interests
Exhibit B	Form of Purchaser Parent Guaranty
Exhibit C	Form of Seller Parent Guaranty
Exhibit D	Form of Officer’s Certificate of Seller
Exhibit E	Form of Secretary’s Certificate of Seller
Exhibit F	Form of Officer’s Certificate of Purchaser
Exhibit G	Form of Secretary’s Certificate of Purchaser
Exhibit H	Form of A&R LLC Agreement
Exhibit I	Form of AIP Tax Equity Cross Guaranty

Schedules:

Schedule 6.01	Certain Indemnification Matters

Seller Disclosure Schedules:

Schedule 1.01	Permitted Liens
Schedule 3.01(c)	Seller Consents
Schedule 3.01(e)	Seller Approvals
Schedule 3.01(f)	Legal Proceedings
Schedule 3.01(g)	Brokers
Schedule 3.01(i)	Permitted Business Jurisdictions
Schedule 3.01(i)(ii)	Permitted Equity Encumbrances
Schedule 3.01(i)(iii)	Directors and Officers
Schedule 3.01(i)(v)	Permitted Options
Schedule 3.01(i)(vi)	Permitted Additional Investments
Schedule 3.01(i)(vii)	Permitted Additional Business Operations
Schedule 3.01(j)	Liabilities
Schedule 3.01(k)	Taxes
Schedule 3.01(m)(i)	Company Contracts
Schedule 3.01(m)(iii)	Company Contracts Defaults
Schedule 3.01(n)(i)	Land
Schedule 3.01(n)(ii)	Permitted Real Property Agreements
Schedule 3.01(n)(iii)	Real Property Rights
Schedule 3.01(o)	Insured Property Rights
Schedule 3.01(p)(i)	Environmental Law Non-Compliance
Schedule 3.01(p)(iii)	Environmental Permits
Schedule 3.01(p)(iv)	Release of Hazardous Substances
Schedule 3.01(q)(i)	Permits
Schedule 3.01(q)(ii)	Regulatory Noncompliance
Schedule 3.01(r)	Affiliate Transactions
Schedule 3.01(s)(i)	Intellectual Property
Schedule 3.01(t)	Insurance
Schedule 3.01(v)	Absence of Changes
Schedule 3.01(w)	Bank Accounts
Schedule 3.01(y)	Support Obligations
Schedule 5.04(b)	Conduct of Business

TABLE OF CONTENTS

(continued)

Purchaser Disclosure Schedules:

Schedule 3.02(c)	Purchaser Consents
Schedule 3.02(e)	Permits
Schedule 3.02(h)	Brokers
Schedule 3.02(i)	Purchaser Approvals

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 23, 2022 (the “Execution Date”), is entered into by and between VP-Arica CE Seller LLC, a Delaware limited liability company (“Seller”), and VP-Arica Parent Holdco LLC , a Delaware limited liability company (“Purchaser”). Purchaser and Seller are referred to, collectively, as the “Parties” and each, individually, as a “Party.” Capitalized terms not otherwise defined herein shall have the meaning given them in Section 1.01 of this Agreement.

RECITALS

WHEREAS, (a) Renew Development HoldCo LLC, a Delaware limited liability company (“Project DevCo”) currently directly owns one hundred percent (100%) of the limited liability company membership interests of VP-Arica Project HoldCo LLC, a Delaware limited liability company (“Project HoldCo”), and (b) Project HoldCo currently directly owns one hundred percent (100%) of the limited liability company membership interests of each of (i) Victory Pass Pledgor, LLC a Delaware limited liability company (the “VP Pledgor Company”), and (ii) Arica Solar Pledgor, LLC a Delaware limited liability company (the “Arica Pledgor Company” and, together with VP Pledgor Company, each a “Pledgor Company”);

WHEREAS, VP Pledgor Company owns one hundred percent (100%) of the limited liability company membership interests of Victory Pass I, LLC, a Delaware limited liability company (the “VP Project Company”);

WHEREAS Arica Pledgor Company owns one hundred percent (100%) of the limited liability company membership interests of Arica Solar, LLC, a Delaware limited liability company (the “Arica Project Company” and, together with the VP Project Company, each a “Project Company”);

WHEREAS, (a) the VP Project Company is developing and constructing an approximately 200 MWAC solar PV electric generating facility, together with a 50 MW battery energy storage system and associated infrastructure (the “VP Project”), and (b) the Arica Project Company is developing and constructing an approximately 263 MWAC solar PV electric generating facility, together with a 136 MW battery energy storage system and associated infrastructure (the “Arica Project” and, together with the VP Project, each a “Project”), in each case, located in Riverside County, California;

WHEREAS, (a) Seller directly owns one hundred percent (100%) of the limited liability company membership interests of VP-Arica TargetCo LLC, a Delaware limited liability company (the “Target Company”), (b) the Target Company owns one hundred percent (100%) of the limited liability company membership interests of VP-Arica Class B LLC, a Delaware limited liability company (“Class B HoldCo”), and (c) until the Tax Equity Investor makes its initial investment in TE HoldCo in accordance with the Tax Equity Agreements, Class B HoldCo will own one hundred percent (100%) of the limited liability company membership interests of VP-Arica TE HoldCo LLC, a Delaware limited liability company (“TE HoldCo” and, together with VP Pledgor Company, Arica Pledgor Company, VP Project Company, Arica Project Company, Class B HoldCo and the Target Company, the “Acquired Companies”);

WHEREAS, prior to the Closing (as defined below), consistent with the provisions of the Tax Equity Agreements (as defined below), (a) Class B HoldCo will make a contribution to TE Holdco, and the Tax Equity Investor will make its initial investment in TE HoldCo in accordance with the Tax Equity Agreements, (b) the limited liability company membership interests in TE HoldCo will be divided into Class A membership interests and Class B membership interests, with (i) one hundred percent (100%) of the Class A membership interests in TE HoldCo to be issued, directly or indirectly, to the Tax Equity Investor (as defined below), and (ii) the portion of the limited liability company membership interests in TE HoldCo retained by Class B HoldCo to be converted into one hundred percent (100%) of the Class B membership interests in TE HoldCo, and (c) pursuant to the TE HoldCo MIPA, TE HoldCo will acquire (i) one hundred percent (100%) of the limited liability company membership interests of VP Pledgor Company, and (ii) one hundred percent (100%) of the limited liability company membership interests of Arica Pledgor Company, in each case, from Project HoldCo;

WHEREAS, immediately subsequent to the consummation of the transactions described in the immediately preceding recital, TE HoldCo will own, directly or indirectly, all the limited liability company membership interests in each of VP Pledgor Company, Arica Pledgor Company, VP Project Company, and Arica Project Company;

WHEREAS, at the Closing, and subsequent to Tax Equity Investor making its initial investment in TE HoldCo, Seller desires to sell, and Purchaser desires to purchase, forty percent (40%) of the limited liability company membership interests of the Target Company (the “Acquired Interests”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with Purchaser’s acquisition of the Acquired Interests (and as more particularly described in Section 2.06), Seller will sell, and AIP Lorax LLC, a Delaware limited liability company (“AIP Member”), will purchase, sixty percent (60%) of the limited liability company membership interests of the Target Company (the “AIP Interests”), pursuant to the AIP Purchase Agreement (as defined below); and

WHEREAS, pursuant to the A&R LLCA, upon the consummation of the Closing, (a) the AIP Interests shall be converted into one hundred percent (100%) of the Class B limited liability company membership interests in the Target Company, which shall be designated the “Class B Membership Interest,” and (b) the Acquired Interests shall be converted into one hundred percent (100%) of the Class A limited liability company membership interests in the Target Company, which shall be designated the “Class A Membership Interest.”

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article 1
DEFINITIONS AND RULES OF INTERPRETATION

1.01.          Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“A&R LLCA” means that certain Amended and Restated Limited Liability Company Agreement of the Target Company, substantially in the form attached hereto as Exhibit H.

“Acquired Companies” has the meaning set forth in the recitals to this Agreement.

“Acquired Interests” has the meaning set forth in the recitals to this Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.09.

“Action or Proceeding” means any action, suit, proceeding, arbitration or investigation by or before any Governmental Authority.

“Adjusted Purchase Price Amount” has the meaning set forth in Section 2.04(b).

“Adjusted Purchase Price Model” means [***].“Affiliate” of a specified Person means any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified. For the purposes of this Agreement, (a)(i) CEG, Seller and the direct or indirect subsidiaries of each (other than Clearway Energy, Inc., and its direct or indirect subsidiaries), on the one hand, and (ii) Clearway Energy, Inc., Clearway Energy LLC, Purchaser Parent, Purchaser and the direct or indirect subsidiaries of each, on the other hand, shall not be considered “Affiliates,” (b) with respect to Purchaser, “Affiliates” shall be limited to Clearway Energy Inc. and its subsidiaries, and (c) with respect to Seller, “Affiliates” shall be limited to Clearway Energy Group LLC and its subsidiaries.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AIP Interests” has the meaning set forth in the recitals to this Agreement.

“AIP Member” has the meaning set forth in the recitals to this Agreement.

“AIP Parent” means AIP CW Holding (US) LP, a Delaware limited partnership.

“AIP Purchase Agreement” means the Membership Interest Purchase and Sale Agreement, dated on or about the date hereof, pursuant to which AIP Member will acquire the AIP Interests upon the occurrence of the “Closing” (as defined thereunder).

“AIP Tax Equity Cross Guaranty” means that certain Guaranty Agreement to be entered into on or around the Closing Date by AIP Parent, in favor of Purchaser Parent, in the form attached as Exhibit I to this Agreement, any changes to which shall be subject to Purchaser’s approval pursuant to Section 5.12(a).

“Ancillary Documents” means (a) the Assignment of Membership Interests and (b) the respective certificates to be executed and delivered at the Closing by Purchaser pursuant to Section 4.03(c) or by Seller pursuant to Section 4.02(d).

“Apportioned Obligations” has the meaning set forth in Section 5.08(b).

“Appraisal” has the meaning set forth in the Tax Equity ECCA.

“Arica Pledgor Company” has the meaning set forth in the recitals to this Agreement.

“Arica Project” has the meaning set forth in the recitals to this Agreement.

“Arica Project Company” has the meaning set forth in the recitals to this Agreement.

“Assignment of Membership Interests” means the Assignment and Assumption Agreement, in substantially the form of Exhibit A attached hereto.

“Balance Sheets” has the meaning set forth in Section 3.01(u).

“Balance Sheets Date” has the meaning set forth in Section 3.01(u).

“Base Case Model” means the financial projections with respect to the Projects in file “Victory Pass_Arica Financial Model – CWEN External – 12.18.2022_v1.xlsb”.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of New Jersey are authorized or obligated to close.

“CAISO” means the California Independent System Operator, Inc.

“Cap” has the meaning set forth in Section 6.04(b).

“CEG” means Clearway Energy Group LLC, a Delaware limited liability company.

“Class A Percentage Interest” means the “Percentage Interest” (as defined in the A&R LLCA) of Purchaser thereunder.

“Class B Holdco” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” has the meaning set forth in Section 2.03(a).

“Closing Date Endorsement” means (a) a date down endorsement to the Execution Date Title Policy and (b) an ALTA 15.1 endorsement naming Purchaser as an additional insured.

“Closing Date Schedule Supplement” has the meaning set forth in Section 5.03.

“Closing Payment” has the meaning set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Contracts” has the meaning set forth in Section 3.01(m)(i).

“Consequential Damages” has the meaning set forth in Section 8.15.

“Constitutive Documents” means the certificate of formation and the limited liability company agreement or partnership agreement of a Person.

“Contract” means any agreement, purchase order, commitment, evidence of Indebtedness, mortgage, indenture, security agreement or other contract entered into by a Person or by which a Person or any of its assets are bound.

“Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“CPUC” means the California Public Utilities Commission.

“Deductible” has the meaning set forth in Section 6.04(a).

“Delay Damages” means any (a) “Delay Damages” (as defined in the Contract identified as item 1 on Schedule 3.01(m)(i)) payable pursuant to Section 2.4(b) of such Contract, (b) “Commercial Operation Delay Damages” (as defined in the Contract identified as item 2 on Schedule 3.01(m)(i)) payable pursuant to Section 2(b) of Exhibit B of such Contract, (c) “Commercial Operation Delay Damages” (as defined in the Contract identified as item 3 on Schedule 3.01(m)(i)) payable pursuant to Section 2(c) of Exhibit B of such Contract, (d) “Commercial Operation Delay Damages” (as defined in the Contract identified as item 4 on Schedule 3.01(m)(i)) payable pursuant to Section 2(c) of Exhibit B of such Contract, (e) “Commercial Operation Delay Damages” (as defined in the Contract identified as item 5 on Schedule 3.01(m)(i)) payable pursuant to Section 2(c) of Exhibit B of such Contract, or (f) “Daily Delay Liquidated Delay Damages” (as defined in the Contract identified as item 7 on Schedule 3.01(m)(i)) payable pursuant to Section 2.06 of such Contract, in each case, paid by any Project Company.

“Disclosure Schedules” means the schedules to Seller’s and Purchaser’s representations and warranties of even date herewith delivered in connection with the execution and delivery of this Agreement.

“Employee Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that is (or when in effect was) subject to any provision of ERISA, including Title IV of ERISA, and is or was sponsored, maintained or contributed to by Seller, any Acquired Company or any ERISA Affiliate.

“Environmental Attributes” means all environmental air quality credits, green credits, carbon credits, emissions reduction credits, certificates, tags, offsets, allowances or similar products or rights, howsoever entitled: (a) resulting from the avoidance of the emission of any gas, chemical or other substance, including mercury, nitrogen oxide, sulfur dioxide, carbon dioxide, carbon monoxide, particulate matter or similar pollutants or contaminants of air, water or soil, gas, chemical or other substance; and (b) attributable to the generation, purchase, sale or use of renewable energy generated or use of renewable generation technologies by either Project, or otherwise attributable to either Project, including any renewable energy credits (“RECs”).

“Environmental Laws” means all applicable Laws relating to the environment, or the handling, storage, transportation, emissions, discharges, Releases or threatened emissions, discharges or Releases of Hazardous Substances into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment or disposal of any Hazardous Substances, including the Clean Air Act, the Federal Water Pollution Control Act (including the Clean Water Act and the Oil Pollution Act), the Safe Drinking Water Act, the Federal Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976), the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Occupational Safety and Health Act (to the extent relating to human exposure to Hazardous Substances) and any other federal, state or local Laws now or hereafter existing relating to any of the foregoing.

“Equity Capital Contribution Account” has the meaning set forth in the Financing Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller or the Acquired Companies or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that the Acquired Companies shall not be considered to be ERISA Affiliates from and after the Closing Date.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Execution Date Title Policy” means each of (a) that certain Owner’s Policy of Title Insurance in favor of the Arica Project Company, dated November 17, 2022 and issued by the Title Company under Policy No. NCS-983439CA2-AS, and (b) that certain Owner’s Policy of Title Insurance in favor of the VP Project Company, dated November 17, 2022 and issued by the Title Company under Policy No. NCS-983439CA1-VP.

“Exempt Wholesale Generator” or “EWG” has the meaning given to such term in PUHCA.

“FERC” means the Federal Energy Regulatory Commission.

“Final Payment” has the meaning set forth in Section 2.02(b).

“Final Payment Date” has the meaning set forth in Section 2.02(b).

“Financing Agreement” means that certain Financing Agreement, dated as of November 16, 2022, by and among Class B Holdco, Arica Project Company, VP Project Company, MUFG Bank, Ltd., as administrative agent, Wilmington Trust, National Association, as collateral agent, and the lenders and issuing banks from time to time party thereto.

“Financing Documents” means, collectively: (a) the “Financing Documents” (as defined in the Financing Agreement) and (b) the Tax Equity ECCA.

“FPA” means the Federal Power Act and all rules and regulations adopted thereunder.

“Fraudulent Action” means, with respect to the applicable Party, any fraud, intentional breach, intentional misrepresentation (excluding negligent misrepresentation) or intentional omission by such Party or any Representative of such Party in connection with this Agreement.

“Fundamental Representations” has the meaning set forth in Section 6.03.

“Funding Date” has the meaning set forth in the Tax Equity ECCA.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the relevant periods.

“Governmental Approval” means any consent or approval required by any Governmental Authority.

“Governmental Authority” means any federal, state, local or municipal governmental body, any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, including NERC, FERC, CAISO, CPUC, and the Regional Entity, or any court or governmental tribunal.

“Hazardous Substances” means any substance, element, compound or mixture, whether solid, liquid or gaseous: (a) which is defined as “hazardous waste” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (b) which is otherwise hazardous and is subject to regulation by any Governmental Authority; (c) petroleum hydrocarbons (other than naturally occurring petroleum hydrocarbons); (d) polychlorinated biphenyls (PCBs); (e) asbestos-containing materials (other than naturally occurring asbestos); (f) per or poly fluoroalkyl substances; or (g) radioactive materials (other than naturally occurring radioactive materials).

“Indebtedness” means all obligations of a Person: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due); (d) under capital leases; (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person; (f) with respect to reimbursement obligations for letters of credit and other similar instruments (whether or not drawn); (g) in the nature of guaranties of the obligations described in clauses (a) through (f) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty; (h) for unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); or (i) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 6.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 6.

“Initial Funding Date” has the meaning set forth in the Tax Equity ECCA.

“Insured Property Rights” has the meaning set forth in Section 3.01(o).

“Interim Period” has the meaning set forth in Section 5.02.

“Knowledge” means the actual knowledge of (a) in the case of Seller, [***], and (b) in the case of Purchaser, [***], in each case, after reasonable inquiry of their direct reports.

“Land” has the meaning set forth in Section 3.01(n)(i).

“Law” means all laws, statutes, treaties, rules, injunctions, judgments, decrees, writs, orders, codes, ordinances, standards, regulations, restrictions, executive orders, official guidelines, policies, directives, interpretations, permits or other pronouncements, in each case, having the effect of law of any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation, commitment, or expense, in each case, requiring either: (a) the payment of a monetary amount; or (b) any type or fulfillment of an obligation, and in each case whether accrued, absolute, contingent, asserted, matured, unmatured, secured or unsecured.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any lien or security interest).

“Losses” means any and all claims (including third-party and inter-party claims), damages, losses, Liabilities, costs, fines, penalties assessed by any Governmental Authority and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions), and excluding any consequential, incidental, indirect, special, exemplary or punitive damages except as otherwise provided in Section 8.15.

“Major Project Change” means a: (a) delay in the construction of either Project that is reasonably likely to result in a material delay in achieving commercial operations of such Project; (b) material increase in the costs of, or liability to, either Project or any Acquired Company that will not be borne by Seller or otherwise paid, extinguished or fully satisfied as of the Closing Date; or (c) to the extent not taken into account in the Base Case Model, fact, event, circumstance, condition or change that has a material adverse effect on the expected generation or operating cost of either Project.

“Material Adverse Effect” means any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the assets, properties, liabilities, financial condition or results of operations of the Projects or the Acquired Companies, taken as a whole; provided, however, that none of the following shall be or will be at the Closing Date deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect: any fact, event, circumstance, condition, change or effect resulting from: (a) any economic change generally affecting the international, national or regional electric generating industry or wholesale markets for electric power; (b) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the Acquired Company; (c) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, natural disasters or weather-related events or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws), industry standards generally affecting the industry or markets in which any Acquired Company operates or GAAP; (e) any change in the financial condition of any Acquired Company caused by the transactions contemplated by this Agreement; (f) any change in the financial, banking or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (g) any actions to be taken pursuant to or in accordance with this Agreement; or (h) the announcement or pendency of the transactions contemplated hereby, including any labor union activities or disputes; provided, however, that any fact, event, circumstance, condition, change or effect resulting from clauses (a) through (f) shall nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent such changes, events, effects or occurrences have a materially disproportionate impact on the Acquired Companies, taken as whole, as compared to similarly situated businesses in the same industry and in the same geographical area, which shall be deemed to include the State of California.

“MBR Authorization” means a final order issued by FERC: (a) authorizing the wholesale sale of electric energy, capacity, and specified ancillary services at market-based rates pursuant to Section 205 of the FPA; (b) accepting a tariff pertaining to such sales; and (c) granting waivers of regulations and blanket authorizations customarily granted by FERC to an entity that makes wholesale sales of electric energy, capacity, and specified ancillary services at market-based rates, including blanket approval for the issuance of securities and assumption of liabilities under Section 204 of the FPA.

“MW” means megawatt (alternating current).

“NERC” means the North American Electric Reliability Corporation.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to: (a) purchase or otherwise receive or be issued any shares of capital stock or other security or equity interest of such Person or any security or right of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other security or equity interest of such Person; or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock (or any other equity interest or security) of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers (or similar positions) of such Person or the manner in which any shares of capital stock (or any other security or equity interest) of such Person are voted.

“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Outside Date” has the meaning set forth on Section 7.01(b).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means all licenses, permits, consents, authorizations, approvals, ratifications, certifications, exemptions, variances, exceptions and similar consents granted or issued by or from, and filings and registrations with or delivered to, any Governmental Authority.

“Permitted Equity Encumbrances” means: (a) those restrictions on transfer imposed by applicable securities laws; (b) Liens or restrictions imposed on transfers set forth in the Constitutive Documents of the issuer; and (c) Liens created pursuant to, and securing any Indebtedness under, the Financing Documents.

“Permitted Exceptions” means, with respect to the Real Property Rights, the following:

(a)           all Liens for Taxes, which are not due and payable as of the Closing Date or, if due, are: (i) not delinquent; or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Acquired Companies;

(b)           all building codes and zoning ordinances and other Laws of any Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property Rights;

(c)           all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(d)           all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(e)           all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Real Property Rights, and all licenses, easements, rights-of-way and other similar agreements relating thereto which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(f)            all existing public and private roads and streets (whether dedicated or undedicated) and all railroad lines and rights-of-way affecting the Real Property Rights which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(g)           all rights with respect to the ownership, mining, extraction and removal of minerals, of whatever kind and character (including all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores), that have been granted, leased, excepted or reserved prior to the date hereof which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the use and enjoyment of the Real Property Rights; and

(h)           inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of business of the Acquired Companies: (i) as to which there is no existing default on the part of the Acquired Companies; or (ii) that are being contested in good faith through appropriate proceedings and as set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Acquired Companies.

“Permitted Lien” means any: (a) mechanic’s, laborer’s, workmen’s, repairmen’s and carrier’s Liens, including all statutory Liens: (i) relating to obligations as to which there is no existing default on the part of the Acquired Companies; or (ii) that Seller is contesting in good faith through appropriate proceedings and set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Acquired Companies, as applicable; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due: (i) not delinquent; or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Acquired Companies; (c) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (d) pledges or deposits to secure public or statutory obligations or appeal bonds; (e) in the case of personal property owned or held by the Acquired Companies, covenants and other restrictions in the Company Contracts; (f) any Liens relating to or arising from the Financing Documents; (g) any encumbrance or exception reflected in any Title Policy; (h) Liens against the assets of any Acquired Company that would not, individually or in the aggregate, interfere in any material adverse respect with the ability of such Acquired Company to use the property encumbered thereby for its intended purpose in connection with any Project; and (i) any other Liens set forth on Schedule 1.01 of the Disclosure Schedules.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.

“Placed In Service (ESS)” has the meaning set forth in the Tax Equity ECCA.

“Placed In Service (Solar)” has the meaning set forth in the Tax Equity ECCA.

“Pledgor Company” has the meaning set forth in the recitals to this Agreement.

“Pricing Adjustments” means:

(a)            On each of Initial Funding Date and the Substantial Completion Funding Date, the Base Case Model shall be updated to reflect the actual applicable Funding Date.

(b)           On the Substantial Completion Funding Date, the Base Case Model shall be updated to reflect the actual date on which Placed In Services (Solar) and Placed In Service (ESS) occurred in respect of each Project.

(c)            On each of Initial Funding Date and the Substantial Completion Funding Date, the Base Case Model shall be updated to reflect: (i) for each Project, the fair market value set forth in the Appraisal bring-down delivered for the applicable Funding Date; (ii) for each Project, any adjustment in cost allocation, depreciation and amortization recovery periods, amortization and depreciation methods and rates and amount of depreciation and amortization expense or allowance, as confirmed by the Appraisal bring-down delivered in connection with the applicable Funding Date; (iii) for each Project, any adjustment to degradation or the monthly annual generation, as reflected in the bring downs of the “Independent Engineer Report” (as defined in the Tax Equity ECCA; (iv) for each Project, to the extent revised in the bring-down of any “Independent Engineer Report” (as defined in the Tax Equity ECCA), availability and the energy estimate, as mutually agreed by Purchaser and Seller; (v) for each Project, any adjustment to operation and maintenance fees and expenses to the extent identified in the “Independent Engineer Report” (as defined in the Tax Equity ECCA); and (vi) any adjustment in state or local Taxes that apply to either Project Company.

(d)           The energy price, the tenor of each “Power Purchase Agreement” (as defined in the Tax Equity ECCA), and the timing of receipt of payments under each “Power Purchase Agreement” (as defined in the Tax Equity ECCA) shall be adjusted to the extent that, prior to the applicable Funding Date, such agreement has been amended or terminated.

(e)           Amendments to or additional “Transaction Documents” (as defined in the Tax Equity ECCA).

(f)            Property tax expenses and franchise tax (if any) for the Projects shall be updated prior to the applicable Funding Date.

(g)           Insurance expenses shall be updated prior to the applicable Funding Date to reflect the costs of insurance to be obtained and maintained for the Projects, to the extent not yet in place, based on final advice from the “Insurance Consultant” (as defined in the Tax Equity ECCA); provided that the escalation rate of two and one-tenth percent (2.1%) applied to the insurance cost forecast beyond the prompt year shall not be adjusted.

“Project” has the meaning set forth in the recitals to this Agreement.

“Project Company” has the meaning set forth in the recitals to this Agreement.

“Project Devco” has the meaning set forth in the recitals to this Agreement.

“Project Holdco” has the meaning set forth in the recitals to this Agreement.

“Projections” has the meaning set forth in Section 3.01(aa).

“Prudent Industry Practices” means those practices, methods, standards and procedures as are commonly used by a significant portion of those providing operating services on solar facilities of a type and size similar to the Projects, which in the exercise of reasonable judgment and in the light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the design, manufacture and construction and use of electrical and other equipment, facilities, equipment and improvements, with commensurate standards of safety, performance, dependability, efficiency and economy.

“PUHCA” means the Public Utility Holding Company Act of 2005 and the implementing regulations of the FERC thereunder.

“Purchase Price” has the meaning set forth in Section 2.02(b).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” means Purchaser and its Representatives.

“Purchaser Parent” means Clearway Energy Operating LLC, a Delaware limited liability company.

“Purchaser Parent Guaranty” means the Purchaser Parent Guaranty dated as of the Execution Date and issued by the Purchaser Parent, in the form of Exhibit B.

“Purchaser Tax Equity Guaranty” means that certain Guaranty Agreement to be entered into on or around the Closing Date by Purchaser Parent, on behalf of Class B Holdco, in favor of the Tax Equity Investor, the form of which shall be subject to Purchaser’s approval pursuant to Section 5.12(a).

“Real Property Rights” means all real property rights and interests of the Acquired Companies, including all options, leases, easements, land use rights, access easements, transmission line easements, rights to ingress and egress, any and all bids, grants, awards, applications, rights to negotiate and all other rights relating to the Land.

“RECs” has the meaning set forth in the definition of “Environmental Attributes.”

“Regional Entity” means the Western Electricity Coordinating Council.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, emptying, escaping, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or upon any land, water or air, including the movement of Hazardous Substances through or in any land, water or air, including the Land.

“Reports” means, for each Project: (a) the “Independent Engineer Report” (as defined in the Tax Equity ECCA); (b) the “Environmental Report” (as defined in the Tax Equity ECCA); (c) the “Insurance Report” (as defined in the Tax Equity ECCA); and (d) the “Transmission Report” (as defined in the Tax Equity ECCA); in each case, including any bring downs of such reports delivered pursuant to the Tax Equity ECCA as of the Closing Date.

“Representatives” means with respect to any Person, the officers, directors, employees, counsel, accountants, financing advisors, consultants and agents of such Person.

“Retained Support Obligation” has the meaning set forth in Section 5.07(b).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Approvals” has the meaning set forth in Section 3.01(e).

“Seller Consents” has the meaning set forth in Section 3.01(c).

“Seller Indemnified Parties” means Seller and each of its Representatives.

“Seller Parent” means Clearway Renew LLC, a Delaware limited liability company.

“Seller Parent Guaranty” means that guaranty of Seller Parent dated as of the Execution Date and attached hereto as Exhibit C.

“Seller Tax Equity Guaranty” means that certain Guaranty Agreement to be entered into pursuant to the Tax Equity ECCA by Clearway Renew, LLC (or another Affiliate of Seller) on behalf of Class B Holdco, in favor of the Tax Equity Investor, the form of which shall be subject to Purchaser’s approval pursuant to Section 5.12(a).

“Substantial Completion Funding Date” has the meaning set forth in the Tax Equity ECCA.

“Substitute Support Obligation” has the meaning set forth in Section 5.07(a).

“Support Obligations” has the meaning set forth in Section 5.07(a).

“Tax” or “Taxes” means any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation payroll, registration, capital, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, goods and services, business or occupation or other tax, charge, assessment, duty, levy, unclaimed property or escheat obligation, compulsory loan or fee of any kind (including any interest, additions to tax or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein, together with any obligations for the Taxes of any other Person, whether as successor, a member of a group, indemnitor or otherwise.

“Tax Equity Agreements” means, collectively, the Tax Equity ECCA, the Tax Equity LLCA, the AIP Tax Equity Cross Guaranty, Seller Tax Equity Guaranty, Purchaser Tax Equity Guaranty and the TE HoldCo MIPA.

“Tax Equity Documents” means each of the Tax Equity Agreements and each other agreement or certificate to be executed and delivered pursuant to the Tax Equity ECCA or the Tax Equity LLCA, in each case, pursuant to the terms and subject to the conditions of Section 5.12(a).

“Tax Equity ECCA” means that certain Equity Capital Contribution Agreement, to be entered into by and between the Tax Equity Investor and Class B Holdco, the form of which shall be subject to Purchaser’s approval pursuant to Section 5.12(a).

“Tax Equity Investor” means Wells Fargo Bank, N.A.

“Tax Equity LLCA” means that certain Amended and Restated Limited Liability Company Agreement of TE HoldCo, to be entered into between Class B HoldCo and the Tax Equity Investor, the form of which shall be subject to Purchaser’s approval pursuant to Section 5.12(a).

“Tax Equity Model” means the “Base Case Model” as defined in and updated pursuant to the Tax Equity ECCA, the initial form of which shall be subject to Purchaser’s approval pursuant to Section 5.12(a).

“Tax Return” means any report, form, return, statement or other information (including any amendments) supplied to or filed with, or required to be supplied to or filed with a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, form, return, statement or other information.

“Tax Equity Signing” has the meaning set forth in Section 5.12(a).

“TE HoldCo” has the meaning set forth in the recitals to this Agreement.

“TE HoldCo MIPA” means that certain Membership Interest Purchase and Sale Agreement for the sale by Project HoldCo and the purchase by TE HoldCo of one hundred percent (100%) of the membership interests of each Pledgor Company, to be entered into between Project HoldCo and the TE HoldCo, the form of which shall be subject to Purchaser’s approval pursuant to Section 5.12(a).

“Title Company” means First American Title Insurance Company, or another nationally-recognized title insurance company reasonably acceptable to the Parties.

“Title Policies” means each Owner’s Policy for an ALTA 2006 extended coverage owner’s policy of title insurance, issued by the Title Company in favor of each Project Company or otherwise in form and substance reasonably acceptable to Purchaser.

“Title Proformas” means, for each Project, that certain pro forma Title Policy to be delivered to the Tax Equity Investor pursuant to the Tax Equity ECCA, in form and substance reasonably acceptable to Purchaser.

“Transaction Documents” means this Agreement, the Ancillary Documents and the A&R LLCA.

“Transaction Expenses” means (a) all unpaid costs, fees and expenses as of Closing for the negotiation, execution or delivery of this Agreement or any Transaction Document, or for the performance of the actions required at the consummation of the Closing existing on or prior to the Closing Date, but only to the extent such costs, fees and expenses are payable or reimbursable by Company or any Acquired Company, including the fees, costs, disbursements and expenses of advisors with respect thereto, (b) all liabilities of the Company or any Acquired Company under or in connection with any severance or retention arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements and similar obligations that exist on or prior to the Closing Date and that are owed or that will be triggered, either automatically or in combination with any other event, in whole or in part by the consummation of the Closing, and (c) all fees and expenses, if any, incurred by the Company or any Acquired Company on or prior to the Closing Date in connection with obtaining the Seller Consents.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, real property transfer, recording, documentary, stamp, registration, stock, excise, conveyance, gross receipts, business and occupation, securities transactions, notarial, filing, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means the final and temporary regulations promulgated by the U.S. Department of Treasury under the Code.

“VP Pledgor Company” has the meaning set forth in the recitals to this Agreement.

“VP Project” has the meaning set forth in the recitals to this Agreement.

“VP Project Company” has the meaning set forth in the recitals to this Agreement.

1.02.       Rules of Interpretation.

(a)           Construction. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter and the neuter gender shall include the masculine and feminine unless the context otherwise indicates.

(b)           References. References to Articles and Sections are intended to refer to Articles and Sections of this Agreement, and all references to Annexes, Exhibits and Schedules are intended to refer to Annexes, Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes. The terms “include,” “includes” and “including” mean “including, without limitation” and “including but not limited to.” Any date specified for action that is not a Business Day shall mean the first Business Day after such date. Any reference to a Person shall be deemed to include such Person’s successors and permitted assigns. Any reference to any document or documents shall be deemed to refer to such document or documents as amended, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement. References to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law. The words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. References to money refer to legal currency of the United States of America.

(c)           Accounting Terms. As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.

Article 2
SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.01.       Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Acquired Interests at the Closing on the terms and subject to the conditions set forth in this Agreement. In consideration for the sale, transfer and delivery of all of the Acquired Interests to Purchaser, Purchaser shall pay to Seller, or otherwise contribute in the manner specified pursuant to the Financing Agreement, in either case, in accordance with Section 2.02(a) and Section 2.02(b) (as applicable), an aggregate amount equal to Two Hundred Twenty Seven Million Seven Hundred Fifty-Four Thousand Nine Hundred Thirteen and 19/100 Dollars ($227,754,913.19) (the “Base Purchase Price”), subject to adjustment in accordance with Section 2.04(a).

2.02.       Payment of Purchase Price.

(a)           Closing Payment. Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of the Acquired Interests, Purchaser shall pay to Seller at the Closing an amount equal to twenty percent (20%) of the Base Purchase Price (the “Closing Payment”). Payment of the Closing Payment shall be made by wire transfer of immediately available funds to the Equity Capital Contribution Account (for application in accordance with Section 7.5(a) of the Financing Agreement), or such other account or accounts as designated by Seller, in each case, in accordance with written notice delivered by Seller to Purchaser not less than two (2) Business Days prior to the Closing Date.

(b)           Final Payment. After the Closing Date and no later than and subject to the occurrence of the Substantial Completion Funding Date (reasonable evidence of which shall be provided by Seller to Purchaser), Purchaser shall pay to Seller a dollar amount (the “Final Payment” and the date such payment is made, the “Final Payment Date”) equal to (i) the Base Purchase Price, as adjusted pursuant to Section 2.04(a) (such amount, the “Purchase Price”), less (ii) the Closing Payment. Payment of the Final Payment shall be made by wire transfer of immediately available funds to the Equity Capital Contribution Account (for application in accordance with Section 7.5(b) of the Financing Agreement), or such other account or accounts as designated by Seller, in each case, in accordance with written notice delivered by Seller to Purchaser not less than two (2) Business Days prior to the Final Payment Date. For the avoidance of doubt, on the “Discharge Date” (as defined in the Financing Agreement), the Parties agree that any amounts remaining on deposit in the Equity Capital Contribution Account, as contemplated by Section 7.5(b) of the Financing Agreement, shall be promptly transferred to Seller (or its designee).

2.03.       Closing; Final Payment.

(a)           Subject to the terms and conditions of this Agreement, the closing of the transactions described in Section 2.01 (the “Closing”) will take place remotely via the electronic exchange of documents and signatures no later than: (i) two (2) Business Days following the fulfillment or waiver of the conditions set forth in Article 4 (other than those conditions that by their nature are to be satisfied on the Closing Date); or (ii) such other time as may be determined by mutual agreement of Seller and Purchaser (the day on which the Closing takes place being the “Closing Date”).

(b)           At the Closing, the following shall occur:

(i)               Purchaser shall pay the Closing Payment by wire transfer of immediately available funds to the account or accounts as designated by Seller in writing pursuant to Section 2.02(a);

(ii)              Each Party shall deliver, or cause to be delivered, to the other Party the certificates and other deliverables pursuant to Article 4;

(iii)             The execution by both Parties of the Assignment of Membership Interests and all other agreements, documents, instruments or certificates required to be delivered at or prior to the Closing pursuant to Article 4; and

(iv)             If applicable, Seller shall deliver to Purchaser a certificate or certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interests powers duly endorsed for transfer to Purchaser.

(c)           On the Final Payment Date, Purchaser shall pay the Final Payment by wire transfer of immediately available funds to the account or accounts as designated by Seller in writing pursuant to Section 2.02(b).

2.04.       Adjusted Purchase Price Amount.

(a)            If, as of the Substantial Completion Funding Date, the Adjusted Purchase Price Amount is positive, the Base Purchase Price shall be increased by the Adjusted Purchase Price Amount. If, as of the Substantial Completion Funding Date, the Adjusted Purchase Price Amount is negative, the Base Purchase Price shall be decreased by the absolute value of the Adjusted Purchase Price Amount. Any adjustment made under this Section 2.04 will be treated as an adjustment to the Base Purchase Price for Tax purposes.

(b)           “Adjusted Purchase Price Amount” shall equal (i) the number set forth in the tab entitled “PP Adj” of the Adjusted Purchase Price Model minus (ii) any Transaction Expense of any Acquired Company as of the Closing Date (except to the extent such Transaction Expense has already been applied as a reduction against the Adjusted Purchase Price Amount pursuant to the Adjusted Purchase Price Model).

2.05.       Certain Proceeds. Notwithstanding anything herein to the contrary, in the event that anytime following the Closing Date, Purchaser (if Purchaser receives any such payment separately and not from any Acquired Company) or any Acquired Company receives any payment with respect to (a) any amounts released from any completion escrow account funded by or on behalf of Seller or, prior to the Closing, any Acquired Company, (b) any amounts released from adequate reserves funded by or on behalf of Seller or, prior to the Closing, any Acquired Company, established at or prior to the Closing Date in accordance with GAAP, or (c) any other amounts described in any of clauses (i) through (vi) of Section 5.06(a) of the A&R LLCA, Purchaser and Seller agree that such amount shall be retained by, or immediately refunded or paid by Purchaser or the applicable Acquired Company to Seller or its designee, at the times and in the manner as specified in Section 5.06 of the A&R LLCA.

2.06.       Tax Reporting of Transaction. For federal income tax purposes, the Parties agree to report the transactions effectuated by this Agreement as follows:

(a)           Immediately prior to the Closing and the Initial Funding Date, each of the Target Company, Class B Holdco and TE HoldCo shall be treated as a disregarded entity separate from Seller (or if Seller is a disregarded entity for U.S. federal income tax purposes, the Person or Persons owning Seller that are not disregarded for such purposes) for U.S. federal income tax purposes;

(b)           Upon the making of the capital contribution to be made by the Tax Equity Investor to TE HoldCo, and the issuance to the Tax Equity Investor of the Class A membership interests in TE HoldCo, in each case, pursuant to the Tax Equity ECCA on the Initial Funding Date, and the making of the capital contribution to be made by the Class B Member to the TE HoldCo, which shall be deemed to occur prior to the Closing, in accordance with Revenue Ruling 99-5, Situation 2, each of Seller and the Tax Equity Investor is treated as contributing cash or property to TE Holdco in exchange for an interest in TE HoldCo, as a result of which TE HoldCo shall become a partnership between Seller and the Tax Equity Investor for U.S. federal income tax purposes;

(c)           On the Initial Funding Date, but prior to the Closing, TE HoldCo will acquire, and Project HoldCo will sell, (i) all the limited liability company membership interests of VP Pledgor Company (and, indirectly, all the limited liability company interests in VP Project Company) and (ii) all the limited liability company membership interests of Arica Pledgor Company (and, indirectly, all the limited liability company interests in Arica Project Company); and

(d)           At the Closing, and subsequent to the making of the capital contribution to be made by the Tax Equity Investor to TE HoldCo, and the issuance to the Tax Equity Investor of the Class A membership interests in TE HoldCo, in each case, pursuant to the Tax Equity ECCA, and subsequent to the acquisition by TE HoldCo of all the interests in VP Pledgor Company and Arica Pledgor Company (and, indirectly, VP Project Company and Arica Project Company), in accordance with the principles of Revenue Ruling 99-5, Situation 1, (i) simultaneously (i.e., at the same moment in time), (A) AIP Member will acquire the AIP Interests from Seller, and Seller will sell the AIP Interests to AIP Member, and (B) Purchaser will acquire the Acquired Interests from Seller, and Seller will sell the Acquired Interests to Purchaser, (ii) immediately subsequent to the consummation of the transactions described in clause (i) of this Section 2.06(d), AIP Member and Purchaser shall be the sole members of the Target Company, which shall be, and shall be treated as, a partnership for U.S. federal income tax purposes, and (iii) as a result of, and in connection with, the transactions described in in clause (i) of this Section 2.06(d), (A) the acquisition by AIP Member of the AIP Interests will be treated as (I) an acquisition by AIP Member in a taxable transaction of an undivided interest in all of the assets and properties, tangible and intangible, of the Target Company (including its ratable portion of the Class B membership interests in TE HoldCo), which Class B membership interests will be treated as an interest in a partnership for federal income tax purposes and (II) pursuant to Section 721 of the Code, the contribution by AIP Member of those assets and properties to the Target Company in exchange for the AIP Interests and (B) the acquisition by Purchaser of the Acquired Interests will be treated as (I) an acquisition by Purchaser in a taxable transaction of an undivided interest in all of the assets and properties, tangible and intangible, of the Target Company (including its ratable portion of the Class B membership interests in TE HoldCo), which Class B membership interests will be treated as an interest in a partnership for federal income tax purposes, and (II) pursuant to Section 721 of the Code, the contribution by Purchaser of those assets and properties to the Target Company in exchange for the Acquired Interests.

Article 3
REPRESENTATIONS AND WARRANTIES

3.01.       Representations and Warranties with respect to Seller and the Acquired Companies. Seller hereby represents and warrants to Purchaser, as of the Execution Date and the Closing Date, as follows (provided that any representation and warranty set forth in this Section 3.01 and expressly stated to be made only as of a specified date shall be made solely as of such date):

(a)            Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Seller hereunder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)           Authority. All actions or proceedings necessary to authorize the execution and delivery by Seller of this Agreement and the other Transaction Documents, and the performance by Seller of its obligations hereunder and thereunder have been duly and validly taken. This Agreement and, at the Closing, each other Transaction Document, has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)            No Consent. Except as set forth on Schedule 3.01(c) of the Disclosure Schedules (the “Seller Consents”), and except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to (i) the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, or (ii) the Acquired Companies, taken as a whole, the execution, delivery and performance by Seller of this Agreement does not require Seller to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract or Permit by which it is bound.

(d)           No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller does not and will not: (i) conflict with, result in a breach of, or constitute a default under, the Constitutive Documents of Seller or any Acquired Company or any material Contract to which Seller, or any Company Contract to which any Acquired Company, is a party; (ii) result in the creation of any Lien upon any of the Acquired Interests, any equity interests of any Acquired Company or any assets or properties of any Acquired Company; (iii) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Seller or any Acquired Company or any rights or benefits are to be received by any Person, under any Contract to which Seller or any Acquired Company is a party; or (iv) violate in any material respect any applicable Law.

(e)            Regulatory Matters. Except as set forth on Schedule 3.01(e) of the Disclosure Schedules (“Seller Approvals”), no Governmental Approval is required on the part of Seller or any Acquired Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(f)            Legal Proceedings. Except as set forth in Schedule 3.01(f) of the Disclosure Schedules, and except for Actions or Proceedings in respect of Environmental Laws that are governed exclusively by Section 3.01(p)(ii), there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened as of the Execution Date against Seller or any Acquired Company that: (i) affect Seller or any Acquired Company, or any of their assets or properties (including the Projects), except, solely in respect of Seller, which would not reasonably be expected to have a material adverse effect on Seller’s ability to perform under this Agreement; or (ii) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement. None of Seller or any Acquired Company is subject to any Order which materially restricts the operation of its business or which would reasonably be expected to have a Material Adverse Effect.

(g)           Brokers. Except as set forth on Schedule 3.01(g) of the Disclosure Schedules, no Person has any claim against Seller or any Acquired Company for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

(h)           Compliance with Laws. Neither Seller nor any Acquired Company is in material violation of any material Law or Order applicable to the Acquired Companies or the Projects, or by which any of the Acquired Interests are bound or subject. Notwithstanding the foregoing, compliance with Environmental Laws is exclusively and solely governed by Section 3.01(p). None of Seller nor any Acquired Company has received notice from any Governmental Authority of any material violation of any material Law.

(i)            Company and the Acquired Companies.

(i)             Each Acquired Company is a limited liability company validly existing and in good standing under the Laws of Delaware, and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets. Each Acquired Company is duly qualified, licensed or admitted to do business and is in good standing in the applicable jurisdictions specified in Schedule 3.01(i) of the Disclosure Schedules, which are the only jurisdictions in which the ownership, use or leasing of such Acquired Company’s assets, or the conduct or nature of its businesses, makes such qualification, licensing or admission necessary, except in those jurisdictions where the failure to be so qualified, licensed or admitted to do business would not reasonably be expected to result in a Material Adverse Effect.

(ii)            All of the issued and outstanding Acquired Interests are owned directly, beneficially and of record by Seller free and clear of all Liens, other than Permitted Equity Encumbrances and except as set forth on Schedule 3.01(i)(ii) of the Disclosure Schedules. Except as set forth on Schedule 3.01(i)(ii) of the Disclosure Schedules and for the ownership by the Tax Equity Investor following the consummation of the transactions contemplated by the Tax Equity ECCA, all of the issued and outstanding equity interests of the Acquired Companies (other than the Target Company) are owned directly or indirectly, beneficially and of record by the Target Company, free and clear of all Liens, other than Permitted Equity Encumbrances and except as set forth on Schedule 3.01(i)(ii) of the Disclosure Schedules. All of the equity interests of the Acquired Companies have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with federal and state securities laws.

(iii)           The name of each director and officer (or similar positions) of each Acquired Company, and the position with such Acquired Company held by each, are listed in Schedule 3.01(i)(iii) of the Disclosure Schedules.

(iv)           Seller has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the Constitutive Documents of each Acquired Company as in effect on the Execution Date.

(v)            Except as set forth in Part I of Schedule 3.01(i)(v) of the Disclosure Schedules, there are no outstanding Options issued or granted by, or binding upon, any Acquired Company for any Person to purchase or sell or otherwise acquire or dispose of any equity interest or other security or interest in any such Acquired Company. Except (I) as set forth in the Tax Equity Agreements, the Financing Documents or the Constitutive Documents of any Acquired Company, (II) as provided pursuant to this Agreement or the AIP Purchase Agreement, or (III) as set forth in Part II of Schedule 3.01(i)(v) of the Disclosure Schedules, none of the Acquired Interests or the membership interests of the Acquired Companies are subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy.

(vi)           Except as set forth on Schedule 3.01(i)(vi) of the Disclosure Schedules, no Acquired Company has any subsidiaries, equity interests, interests in joint ventures or general or limited partnerships or other investment or portfolio assets of a similar nature.

(vii)          Except as set forth on Schedule 3.01(i)(vii) of the Disclosure Schedules, no Acquired Company conducts: (A) any business other than the development, ownership, operation and management of either or both Projects; or (B) any operations other than those incidental to the ownership, operation, and management of either or both Projects.

(viii)        The books and records of the each Acquired Company are: (A) in all material respects, accurate and complete and have been maintained in accordance with good business practices; and (B) state in reasonable detail and accurately and fairly reflect the activities and transactions of such Acquired Company.

(ix)           (A) The execution and delivery by Seller of the Assignment of Membership Interests; and (B) if applicable, the delivery of certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser, will transfer to Purchaser good, valid and marketable title to the Acquired Interests, free and clear of all Liens, other than Permitted Equity Encumbrances.

(j)             No Undisclosed Liabilities.

(i)             No Acquired Company has any material liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of the Acquired Companies: (i) incurred in the ordinary course of business consistent with past practice; (ii) that constitute amounts payable under the Company Contracts expressly provided for under existing Company Contracts that have not arisen from a breach thereof or thereunder; (iii) under the Financing Documents; or (iv) as set forth in Schedule 3.01(j) of the Disclosure Schedules.

(ii)            All of the Indebtedness of the Company and each Acquired Company, other than Indebtedness under the Financing Documents, is listed on Schedule 3.01(j) of the Disclosure Schedules.

(k)           Taxes. Except as disclosed on Schedule 3.01(k) of the Disclosure Schedules, since the date of formation of each Acquired Company, as applicable:

(i)             All federal and all other material Tax Returns required to be filed by or with respect to each such Acquired Company (or income attributable thereto) have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed. Such Tax Returns are true, correct and complete in all material respects to the extent such Tax Returns relate to any Acquired Company (or income attributable thereto), and Seller, Affiliates of Seller, and the Acquired Companies have paid, or made adequate provisions for the payment of, all Taxes, assessments and other charges due or claimed to be due (regardless of whether shown on any Tax Return) from any such Acquired Company or for which any Acquired Company or Purchaser could be held liable.

(ii)            There are no: (A) Actions or Proceedings currently pending or threatened in writing against the Acquired Companies or related to their business operations by any Governmental Authority for the assessment or collection of Taxes; (B) audits or other examinations of any Tax Return of the Acquired Companies (or income attributable thereto) in progress nor has Seller, any Affiliate of Seller or the Acquired Companies been notified in writing of any request for examination with respect to the Acquired Companies; (C) claims for assessment or collection of Taxes that have been asserted in writing against Seller or any Affiliate of Seller with respect to the Acquired Companies (or the income attributable thereto); or (D) matters under discussion with any Governmental Authority regarding claims for assessment or collection of Taxes against the Acquired Companies (or income attributable thereto). There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Tax of the Acquired Companies, and, except as set forth on Schedule 3.01(k) of the Disclosure Schedules, no Acquired Company has requested any extension of time within which to file any Tax Return. There are no Liens for unpaid or delinquent Taxes, assessments or other charges or deposits with respect to the Acquired Interests, other than Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves on financial statements have been established.

(iii)           Seller is not, and its owner for U.S. federal income tax purposes is not, a “foreign person” within the meaning of Code Sections 1445(b)(2) and 1446(f).

(iv)          The Acquired Companies have been properly classified for federal and state income Tax purposes as disregarded entities or partnerships under Treasury Regulations Section 301.7701-2 and -3 and neither Seller nor any Affiliate of Seller has made or caused to be made any election for any Tax purposes to classify any Acquired Company other than as a disregarded entity or partnership.

(v)           No Acquired Company is a party to any Tax allocation, Tax sharing or other similar agreement, other than customary Tax indemnification or other provisions contained in any credit or other ordinary course commercial agreements the primary purpose of which is not Taxes (including, for the avoidance of doubt, the Material Contracts and the Tax Equity Documents).

(vi)           The Target Company has never entered into or been a party to any “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(vii)          None of the property owned by any Acquired Company is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Code Section 168(g)(5) (for the avoidance of doubt, other than as a result of Purchaser’s treatment as an indirect owner of such property).

(l)            Employees. No Acquired Company has, nor has ever had, any employees or any Liability, actual or contingent, with respect to any Employee Plan.

(m)          Company Contracts.

(i)             Schedule 3.01(m)(i) of the Disclosure Schedules contains a true, correct and complete list of all material Contracts, and amendments, modifications and supplements thereto, to which any Acquired Company is a party or by which any Acquired Company or any of its assets or properties are bound (collectively, the “Company Contracts”) including the following:

(A)             all Contracts for the purchase, exchange or sale of electric power, capacity, ancillary services or Environmental Attributes;

(B)              all Contracts for the transmission of electric power;

(C)              all interconnection Contracts for electricity;

(D)             all Contracts with Seller, AIP Member or any of their respective Affiliates (other than any other Acquired Company); and

(E)              all Contracts relating to the Acquired Interests or membership interests of any Acquired Company.

(ii)            Seller has provided Purchaser with, or access to, true, correct and complete copies of all the Company Contracts required to be disclosed on Schedule 3.01(m)(i) of the Disclosure Schedules and the agreements described on Schedule 3.01(y) of the Disclosure Schedules, and all amendments, modifications and supplements thereto. Each Company Contract constitutes the legal, valid, binding and enforceable obligation of the Acquired Company party thereto and to the Knowledge of Seller, the other parties thereto, except as may be limited by: (A) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Each Company Contract is in full force and effect.

(iii)           Except as disclosed on Schedule 3.01(m)(iii) of the Disclosure Schedules, no Acquired Company or, to the Knowledge of Seller, the other parties thereto, is in material violation or material breach of or material default under any Company Contract to which it is a party.

(iv)          None of Seller or any Acquired Company has given or received notice or other written communication regarding any actual, alleged, possible or potential material violation or material breach with respect to any material provision of, or any material default under, or intent to cancel or terminate, any Company Contract, which violation, breach or default has not been remedied, cured or waived or for which any such intent to cancel or terminate has been withdrawn.

(n)           Real Property.

(i)             Schedule 3.01(n)(i) of the Disclosure Schedules lists all Real Property Rights of any Acquired Company, the real property in which any Acquired Company has Real Property Rights, and appurtenances thereto (collectively, the “Land”). Each Project Company has a good and valid leasehold, easement, access, license, or right of way interests, as applicable, in the Land required or associated with the applicable Project, free and clear of all Liens, except: (A) for Permitted Exceptions; (B) as disclosed in the applicable Title Proforma delivered by Seller to Purchaser on or before the Closing Date; and (C) as disclosed in the applicable Title Policy.

(ii)            Except as set forth on Schedule 3.01(n)(ii) of the Disclosure Schedules, no Acquired Company has entered into any assignment, lease, license, sublease, easement or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of the Land.

(iii)           No Acquired Company has caused or suffered to exist any easement, right-of-way, covenant, condition, restriction, reservation, license, agreement or other similar matter that would materially interfere with the operation of the Projects or the business of the Acquired Companies in respect of the Real Property Rights, except as set forth on Part I of Schedule 3.01(n)(iii) of the Disclosure Schedules, in the applicable Title Proforma or in the applicable Title Policy.

(iv)           Except as set forth on Part II of Schedule 3.01(n)(iii) of the Disclosure Schedules, the Real Property Rights are all the real property rights necessary for the Acquired Companies to develop, construct, own and operate the Projects.

(v)            None of Seller or any Acquired Company has received any written notice of: (A) condemnation, eminent domain or similar governmental proceeding materially affecting, individually or in the aggregate, the Projects; or (B) zoning, ordinance, building, fire, health or safety code violations materially affecting the Projects.

(o)           Title Policy. Schedule 3.01(o) of the Disclosure Schedules lists all Real Property Rights insured by the Title Policies (the “Insured Property Rights”). As of the Execution Date, Seller has provided to Purchaser a true and correct copy of the Execution Date Title Policies covering the Insured Property Rights. As of the Closing Date, Seller has provided to Purchaser copies of the pro forma Closing Date Endorsements, and true and correct copy of the Title Pro Formas covering the Insured Property Rights. The Insured Property Rights are subject only to: (i) Permitted Exceptions; (ii) matters disclosed in the Title Policies; and (iii) matters consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

(p)           Environmental.

(i)             Except as set forth on Schedule 3.01(p)(i) of the Disclosure Schedules, the Acquired Companies are in compliance with all Environmental Laws, except to the extent that any such non-compliance would not reasonably be expected to have a Material Adverse Effect. There is no material violation of any Environmental Law or other material Liability arising under any Environmental Law with respect to the Projects or the Land.

(ii)            There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened as of the Execution Date against Seller (solely in respect of the Projects or the Acquired Companies), or the Acquired Companies, relating to any material violation of Environmental Law. None of Seller or any Acquired Company has received written notice from any Governmental Authority of any material violation of any Environmental Law in respect of the Projects or the Acquired Companies (other than those violations that have been resolved or remedied).

(iii)           Schedule 3.01(p)(iii) of the Disclosure Schedules sets forth all material Permits required pursuant to any Environmental Law to be acquired or held by or for the benefit of Seller or Acquired Companies for the development, construction, ownership, use or operation of the Land or the business of the Acquired Companies as currently conducted. Except as set forth in Schedule 3.01(p)(iii) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of an Acquired Company.

(iv)           Except as set forth on Schedule 3.01(p)(iv) of the Disclosure Schedules, to the Knowledge of Seller, there has been no Release of Hazardous Substances at or from the Projects in violation of Environmental Laws or Permits required by or issued pursuant to any Environmental Law for the development, construction, ownership, use or operation of the Land or the business of the Acquired Companies as currently conducted that would be reasonably expected to trigger any obligation of Seller or the Acquired Companies under Environmental Laws to report, investigate, remove or remediate such Release, or that would be reasonably expected to result in a material liability or interfere materially with the development, construction, ownership or operations of any Project.

(v)           Seller has made available to Purchaser all material environmental reports, assessments and documents that are in the possession of Seller or the Acquired Companies and that relate to actual or potential material Liabilities under Environmental Laws with respect to the Projects or the Land.

(q)           Permits.

(i)             Schedule 3.01(q)(i) of the Disclosure Schedules sets forth all material Permits required pursuant to any Law to be acquired or held by or for the benefit of Seller or the Acquired Companies in connection with the development, construction, ownership, maintenance, or operation of the Projects, except for those required by the Environmental Laws, which are exclusively and solely governed by Section 3.01(p), or those of a type that are ministerial in nature and routinely granted on application and for which none of Seller or the Acquired Companies has reason to believe will not be obtained in due course. Except as set forth in Schedule 3.01(q)(i) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of an Acquired Company.

(ii)            Except as set forth on Schedule 3.01(q)(ii) of the Disclosure Schedules, and except as relates to compliance with Environmental Laws which is exclusively and solely governed by Section 3.01(p), Seller and the Acquired Companies are in material compliance with each such Permit, and in compliance with the FPA and PUHCA, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and have received no written notice of violation or noncompliance from any Governmental Authority which violation or noncompliance has not been remedied or any written notice or claim asserting or alleging that any such Permit: (A) is not in full force and effect; or (B) is subject to any Action or Proceeding or unsatisfied condition, in each case of clause (A) and (B) which has not been remedied or resolved.

(iii)           There are no proceedings pending or, to the Knowledge of Seller, threatened which would reasonably be expected to result in the modification, revocation or termination of any material Permit set forth in Schedule 3.01(q)(i) of the Disclosure Schedules.

(r)                             Affiliate Transactions. Except for: (i) transactions (A) disclosed on Schedule 3.01(r) of the Disclosure Schedules; or (B) under the Company Contracts disclosed on Schedule 3.01(m)(i) of the Disclosure Schedules; and (ii) this Agreement, there are no existing or pending transactions, Contracts or Liabilities between or among any Acquired Company on the one hand, and Seller or any of Seller’s Affiliates (other than any other Acquired Company), or any officer or director of Seller or any of Seller’s Affiliates, on the other hand.

(s)           Intellectual Property.

(i)             To the Knowledge of Seller, except as set forth in Schedule 3.01(s)(i) of the Disclosure Schedules, there is not now and has not been during the past three (3) years any infringement or misappropriation by Seller of any valid patent, trademark, trade name, servicemark, copyright, trade secret or similar intellectual property which relates to the Acquired Interests or the assets of the Acquired Companies and which is owned by any third party, and there is not now any existing or, to the Knowledge of Seller, threatened claim against Seller of infringement or misappropriation of any patent, trademark, trade name, servicemark, copyright trade secret or similar intellectual property which directly relates to the Acquired Interests or the assets of the Acquired Companies and which is owned by any third party and which, in each case, would reasonably be expected to have a Material Adverse Effect.

(ii)            Each Acquired Company owns or has the valid right to use pursuant to license, sublicense, agreement or permission, in each case free and clear of all Liens other than Permitted Liens, any intellectual property necessary for it to conduct its business as currently conducted, other than such intellectual property the absence of which ownership or the right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)           There is no pending or, to the Knowledge of Seller, threatened claim by Seller against others for infringement or misappropriation of any trademark, trade name, servicemark, copyright, trade secret or similar intellectual property owned by Seller and which is utilized in the conduct of the business of the Acquired Companies that would reasonably be expected to have a Material Adverse Effect.

(t)            Insurance. Schedule 3.01(t) of the Disclosure Schedules contains a true, correct and complete list of all insurance policies as of the Execution Date that insure the assets and properties and business of the Acquired Companies or affect or relate to the ownership of any of the assets and properties the Acquired Companies. Seller has delivered to Purchaser detailed summaries of all the insurance policies set forth on Schedule 3.01(t) of the Disclosure Schedules, all of which are in full force and effect. None of Seller or any Acquired Company has received any notice with respect to the assets and properties and business of the Acquired Companies from any insurer under any insurance policy applicable to the assets and properties and business of the Acquired Companies disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling any such policy. All premiums due and payable under all such policies have been paid and the terms of such policies have been complied with by Seller and the Acquired Companies, as applicable, in all material respects. The insurance maintained by or on behalf of the Acquired Companies is adequate to comply with all Laws and Company Contracts. Except as set forth on Schedule 3.01(t) of the Disclosure Schedules, there are no pending insurance claims. Seller expects insurance coverage for property damage and business interruption for the Projects as described in the property and casualty policies set forth on Schedule 3.01(t) of the Disclosure Schedules to continue in all material respects after the Closing Date. Furthermore, at the expiration of such policies, Seller expects the aforementioned policies to be renewed with terms substantially identical to those described in the policies above.

(u)           Balance Sheets. Seller has previously delivered to Purchaser true, correct and complete copies of the unaudited balance sheets (the “Balance Sheets”) of the Acquired Companies, on a stand-alone basis, for the quarter ended September 30, 2022 (the “Balance Sheets Date”). The Balance Sheets: (i) fairly present, in all material respects, the consolidated or stand-alone financial position and results, as applicable, of operations of the Acquired Companies covered thereby, as of the Balance Sheets Date; (ii) have been prepared in accordance with GAAP consistently applied during the period(s) involved except as otherwise noted therein, subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount; and (iii) have been prepared from the books and records of the Acquired Companies covered thereby.

(v)           Absence of Changes. Except as set forth on Schedule 3.01(v) of the Disclosure Schedules, between the Balance Sheets Date (except as otherwise indicated in subparagraph (vii) below) and the Execution Date, there has not been:

(i)             any repurchase, redemption or other acquisition of any equity interests of any Acquired Company or any interests convertible into equity interests of any Acquired Company or any other change in the capitalization or ownership of any Acquired Companies;

(ii)            any merger of any Acquired Company into or with any other Person, consolidation of any Acquired Company with any other Person or acquisition by any Acquired Company of all or substantially all of the business or assets of any Person;

(iii)           any action by any Acquired Company or any commitment entered into by any member of any Acquired Company with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

(iv)          any material change in accounting policies or practices (including any change in depreciation or amortization policies) of any Acquired Company, except as required under GAAP;

(v)           any sale, lease (as lessor), transfer or other disposal of (including any transfers to any of its Affiliates), or mortgage or pledge, or imposition of any Lien on, any of assets or properties of any Acquired Company, or interests therein, other than: (A) inventory and personal property sold or otherwise disposed of in the ordinary course of business; and (B) Permitted Liens;

(vi)          any creation, incurrence, assumption or guarantee, or agreement to create, incur, assume or guarantee any Indebtedness for borrowed money or entry into any “keep well” or other agreement to maintain the financial condition of another Person, or any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13), in each case, by any Acquired Company; or

(vii)          any event, circumstance, condition or change relating or with respect to any Acquired Company that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(w)          Bank Accounts. Schedule 3.01(w) of the Disclosure Schedules sets forth the names and locations of banks, trust companies and other financial institutions at which any Acquired Company maintains bank accounts or safe deposit boxes, in each case listing the type of account, the account number, and the names of all Persons authorized to draw thereupon or who have access thereto.

(x)            Regulatory Status.

(i)             As of the date that a Project Company first delivers test energy, such Project Company shall be an “Exempt Wholesale Generator.” As an Exempt Wholesale Generator, such Project Company is exempt from PUHCA to the extent provided for in 18 C.F.R. § 366.7(e), except as otherwise may be applicable under Section 1265 of PUHCA.

(ii)            As of the date a Project Company first delivers test energy, each Acquired Company that directly or indirectly owns any equity interests in such Project Company will become a “holding company,” as defined in PUHCA, solely with respect to its direct or indirect, as applicable, ownership of such Project Company and, therefore, each such Acquired Company is entitled to the exemptions and waivers set forth in at 18 C.F.R. § 366.3(a). Such Project Company is not a “holding company.”

(iii)           As of the Closing Date, Purchaser, solely by virtue of its indirect ownership of each Project Company, will not be subject to, or will not lose the exemption from: (A) regulation under PUHCA as an “electric utility company,” a “public utility company,” or a “holding company,” or an “affiliate” or “subsidiary company” as defined under PUHCA, except to the extent such regulation under PUHCA applies to a “holding company” solely with respect to an Exempt Wholesale Generator; (B) as a “public utility” under the FPA; or (C) regulation by the CPUC as a “public utility” or an “electrical corporation.”

(iv)           No Acquired Company is subject to regulation as a “public utility” as that term is defined under FPA Section 201(e). As of the date that a Project Company first delivers test energy, such Project Company shall have received MBR Authorization. No Acquired Company is subject to regulation by the CPUC as a “public utility” or, other than such Project Company, an “electrical corporation.”

(y)           Support Obligations.

(i)             Part I.A and Part I.B of Schedule 3.01(y) of the Disclosure Schedules sets forth a true, complete and correct list of all the Support Obligations for which Purchaser shall be required to use commercially reasonable efforts to replace and/or effect the release of pursuant to Section 5.07(a).

(ii)            Part II of Schedule 3.01(y) of the Disclosure Schedules sets forth a true, complete and correct list of all the Support Obligations for which Purchaser shall not be required to replace or effect the release of pursuant to Section 5.07(a).

(z)            Reports. Seller has made available to Purchaser true, complete and correct copies of all Reports delivered pursuant to the Tax Equity ECCA as of the Execution Date. As of the Closing Date, Seller has made available to Purchaser true, correct and complete copies of all Reports that were not made available to Purchaser on the Execution Date.

(aa)          Projections. Seller has prepared the financial projections for the Acquired Companies, which are reflected in the Base Case Model (the “Projections”), in good faith. To the Knowledge of Seller, the Projections: (i) are based on reasonable assumptions; (ii) reflect all material payments to be made by the Acquired Companies to Seller or its Affiliates; and (iii) as to operation and maintenance expenses, are consistent in all material respects with Prudent Industry Practices.

(bb)         Solvency. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened in writing against, Seller or any Acquired Company.

(cc)          No Other Warranties. Except for the warranties set forth herein, the Acquired Interests are being sold hereunder on an “as is,” “where is” basis. The warranties set forth herein are exclusive and are in lieu of all other warranties, whether statutory, written or oral, express or implied; Seller provides no other warranties with respect to the Acquired Interests, the Projects, the ACQUIRED COMPANIES, or the assets of the ACQUIRED COMPANIES, including implied warranties of merchantability and fitness for a particular purpose, and warranties arising from course of dealing or usage of trade, all of which are expressly disclaimed. Except as expressly set forth in Section 3.01, Seller makes no representation or warranty to Purchaser with respect to any financial projections, forecasts or forward looking statements of any kind or nature whatsoever relating to the Projects, the ACQUIRED COMPANIES, the assets of the ACQUIRED COMPANIES or the Acquired Interests.

3.02.       Representations and Warranties with Respect to Purchaser. Purchaser hereby represents and warrants to Seller, as of the Execution Date and the Closing Date, as follows (provided that any representation and warranty set forth in this Section 3.02 and expressly stated to be made only as of a specified date shall be made solely as of such date):

(a)            Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement required to be executed by it pursuant to the terms hereof, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and properties and to carry on its business as currently conducted.

(b)           Authority. All actions or proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)           No Consent. Except as disclosed on Schedule 3.02(c) of the Disclosure Schedules, and except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Purchaser of this Agreement does not require Purchaser to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract by which it is bound.

(d)           No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not and will not: (i) conflict with, result in a breach of, or constitute a default under, Purchaser’s Constitutive Documents, or any material Contract to which Purchaser is a party; (ii) result in the creation of any Lien upon any of the assets or properties of Purchaser; or (iii) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Purchaser, or any rights or benefits are to be received by any Person, under any material Contract to which Purchaser is a party.

(e)           Permits and Filings. Except as disclosed on Schedule 3.02(e) of the Disclosure Schedules, no Permit is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or thereby or any borrowing or other action by Purchaser or any of its Affiliates in connection with obtaining or maintaining sufficient financing to provide the payment of the Purchase Price.

(f)            Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened as of the Execution Date against Purchaser that affects Purchaser or any of its assets or properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

(g)           Purchase for Investment. Purchaser: (i) is acquiring the Acquired Interests for its own account and not with a view to distribution; (ii) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933; (iii) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof; and (iv) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Acquired Interests may be resold without registration under such laws only in certain limited circumstances. Purchaser agrees that it will not sell, convey, transfer or dispose of the Acquired Interests, unless such transaction is made pursuant to an effective registration statement under applicable federal and state securities laws or an exemption from registration requirements of such securities laws.

(h)           Brokers. Except as set forth on Schedule 3.02(h) of the Disclosure Schedules, no Person has any claim against Purchaser for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

(i)            Governmental Approvals. Except as set forth on Schedule 3.02(i) of the Disclosure Schedules or which have already been obtained, no Governmental Approval is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(j)            Compliance with Laws. Purchaser is not in material violation of any Law except where any such material violation would not in the aggregate reasonably be expected to have a material adverse effect on Purchaser’s ability to satisfy its obligations under this Agreement.

(k)           Due Diligence. Purchaser, or its Representatives, have had the opportunity to conduct all such due diligence investigations of the Acquired Interests, the Acquired Companies and the Projects as they deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby. Purchaser has relied solely on its independent investigation and the representations and warranties made by Seller in Section 3.01 in making its decision to acquire the Acquired Interests and has not relied on any other statements or advice from Seller or its Representatives.

Article 4
CONDITIONS PRECEDENT

4.01.       Closing Date Conditions Precedent of the Parties. The obligations of each Party to consummate the Closing are subject to the fulfillment (or waiver by the applicable Party), at or before the Closing, by the applicable Party of each of the following conditions:

(a)           Tax Equity Financing. The Initial Funding Date with regards to the Projects under the Tax Equity ECCA shall have occurred.

(b)           Approvals/Consents. All consents of Purchaser specified on Schedule 3.02(c) of the Disclosure Schedules and all approvals of Purchaser specified in Schedule 3.02(i) of the Disclosure Schedules shall have been obtained by Purchaser; and all Seller Approvals and Seller Consents shall have been obtained by Seller and shall in each case be in full force and effect.

(c)           Litigation. No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

(d)           Material Adverse Effect. There will not exist on the Closing Date any condition or fact that, individually or in the aggregate, has or would reasonably be expected to result in a Material Adverse Effect.

(e)           AIP Purchase Agreement. AIP Member shall, simultaneously with or prior to the Closing, have closed the acquisition of the AIP Interests pursuant to the AIP Purchase Agreement.

4.02.       Closing Date Conditions Precedent of the Purchaser. The obligations of the Purchaser to consummate the Closing are subject to the fulfillment (or waiver by the Purchaser ), at or before the Closing, by the applicable Party of each of the following conditions:

(a)           Seller Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects (except that (i) each Fundamental Representation made by Seller shall be true and correct in all respects and (ii) any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(b)           Seller Covenants. The covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing Date have been duly performed or complied with in all material respects.

(c)           Withholding Certificate. Seller shall have delivered to Purchaser a valid, properly executed IRS Form W-9 (or, if Seller is an entity treated as disregarded as separate from its owner for federal income tax purposes, Seller’s regarded owner for federal income tax purposes); provided that Purchaser’s or the Company’s sole right if Seller fails to provide such IRS Form W-9 shall be to make appropriate withholdings under Sections 1445 and 1446 of the Code.

(d)           Certificates. Seller shall have delivered to Purchaser: (A) a certificate, dated as of the Closing Date and executed by an authorized officer of Seller substantially in the form and to the effect of Exhibit D; (B) a certificate, dated as of the Closing Date and executed by the Secretary of Seller substantially in the form and to the effect of Exhibit E; (C) a commitment by the Title Company to issue the Closing Date Endorsements; and (D) copies of all recorded documents referred to, or listed as exceptions to title in, the Closing Date Endorsements.

(e)            A&R LLCA. Simultaneously with or prior to the Closing, AIP Member and Clearway Renew LLC shall have executed and delivered the A&R LLCA.

(f)            Tax Equity Cross Guaranties. Simultaneously with or prior to the Closing, (i) AIP Parent shall have executed, and delivered to Purchaser, the AIP Tax Equity Cross Guaranty, and (ii) Seller Parent shall have executed, and delivered to Purchaser, the Seller Tax Equity Guaranty.

4.03.       Closing Date Conditions Precedent of the Seller. The obligations of the Seller to consummate the Closing are subject to the fulfillment (or waiver by the Seller), at or before the Closing, by the applicable Party of each of the following conditions:

(a)           Purchaser Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (except (i) each Fundamental Representation made by Purchaser shall be true and correct in all respects and (ii) any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(b)           Purchaser Covenants. The covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or before the Closing Date have been duly performed or complied with in all material respects.

(c)           Certificates. Purchaser shall have delivered to Seller: (A) a certificate, dated as of the Closing Date and executed by an authorized officer of Purchaser substantially in the form and to the effect of Exhibit F; and (B) a certificate, dated as of the Closing Date and executed by the Secretary of Purchaser substantially in the form and to the effect of Exhibit G.

(d)           A&R LLCA. Simultaneously with or prior to the Closing, Purchaser shall have executed and delivered the A&R LLCA.

(e)           Purchaser Tax Equity Guaranty. Simultaneously with or prior to the Closing, Purchaser Parent shall have executed, and delivered to the Tax Equity Investor, the Purchaser Tax Equity Guaranty.

Article 5
Certain Covenants

5.01.       Regulatory and Other Permits. Following the Execution Date, Seller shall, or shall cause the Acquired Companies to, as promptly as practicable, use commercially reasonable efforts to make all filings with all Governmental Authorities and other Persons required by Seller or its Affiliates to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain as promptly as practicable all Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Seller Approvals and Seller Consents. Without limiting the generality of the foregoing, prior to the first sale of test power from each Project, the applicable Project Company shall have obtained EWG status. Seller shall promptly provide Purchaser with a copy of any filing, Order or other document delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals or actions of Governmental Authorities and other Persons for any Project. Seller shall provide a status report to Purchaser upon the reasonable request of Purchaser. Seller shall use commercially reasonable efforts not to cause its Representatives, or the Acquired Companies or other Affiliates of Seller or any of their respective Representatives, to take any action which would reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby. Seller shall bear its own costs and legal fees contemplated by this Section 5.01.

5.02.       Access to Information. From the Execution Date and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Interim Period”), Seller shall at all reasonable times and upon reasonable prior notice during regular business hours make the properties, assets, books and records pertaining to the Acquired Companies, the Acquired Interests or the Projects reasonably available for examination, inspection and review by Purchaser and its Representatives; provided that: (a) Purchaser and its Representatives shall be subject to customary confidentiality undertakings with respect to any such information or access made available; (b) for any site visit or access, Purchaser and its Representatives will agree to comply with all safety and other policies and procedures disclosed to it while conducting such visit or access; and (c) Purchaser’s and its Representatives’ inspections and examinations shall not unreasonably disrupt the normal operations of Seller, the Acquired Companies or the Projects and shall be at Purchaser’s sole cost and expense; and provided further that neither Purchaser, nor any of its Affiliates or Representatives, shall conduct any intrusive environmental site assessment or activities with respect to the Acquired Companies or their properties without the prior written consent of Seller.

5.03.       Notification of Certain Matters. Seller shall have the right to deliver to Purchaser, not later than ten (10) Business Days prior to the Closing Date, a supplement to the Disclosure Schedules (the “Closing Date Schedule Supplement”) to disclose any matter arising after the date hereof, that, if existing at or arising prior to the date hereof, would have been required to be set forth in the Disclosure Schedules for the representations and warranties of Seller set forth herein to be true and correct as of the date hereof, and the Disclosure Schedules shall be deemed to be modified, supplemented and amended to include the items listed in the Closing Date Schedule Supplement for all purposes hereunder, other than to cure any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement for purposes of Article 6. If any item set forth in the Closing Date Schedule Supplement discloses any event, circumstance or development that, individually or in the aggregate when taken together with other previously disclosed events, circumstances or developments, would prevent any of the conditions set forth in Section 4.01 (other than those conditions related to the bring-down of representations and warranties) to be satisfied, then Purchaser may terminate this Agreement by delivering notice of termination to Seller within ten (10) Business Days of its receipt of the Closing Date Schedule Supplement; provided that if Purchaser does not deliver such notice within such ten (10) Business Day period, then Purchaser shall be deemed to have irrevocably waived its right to terminate this Agreement with respect to such item and its right to not consummate the transactions contemplated hereby with respect to such item, in each case, after giving effect to such item under any of the conditions set forth in Section 4.01, but shall not be deemed to have irrevocably waived its right to indemnification under Section 6.01 with respect to such item (provided that updates shall not give rise to any right of indemnification to the extent such updates are solely to reflect the execution of any Tax Equity Document pursuant to and in accordance with Section 5.12).

5.04.       Conduct of Business.

(a)            During the Interim Period, and subject to Section 5.04(b), Seller shall cause each Acquired Company to operate and carry on its business in the ordinary course and substantially as operated prior to the Execution Date. Without limiting the foregoing, and subject to Section 5.04(b), Seller shall cause each Acquired Company to perform in all material respects the Company Contracts to which such Acquired Companies is a party and use commercially reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, lenders, Governmental Authorities, licensors, customers, distributors and others having business relations with the Acquired Companies.

(b)           Without limiting Section 5.04(a), except: (i) as set forth on Schedule 5.04(b) of the Disclosure Schedules; (ii) as would not be reasonably likely to cause a Major Project Change (with respect to clauses (F), (G), (I), and (N) of this Section 5.04(b) only); or (iii) with the express written approval of Purchaser, such approval not to be unreasonably withheld or delayed, during the Interim Period, Seller shall cause each Acquired Company not to:

(A)              transfer any of the Acquired Interests to any Person or create or suffer to exist any Lien upon the Acquired Interests other than the Permitted Equity Encumbrances;

(B)              issue, grant, deliver or sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any of its equity securities (other than the sale and delivery of the Acquired Interests pursuant to this Agreement, the issuance of membership interests in TE HoldCo pursuant to the Tax Equity ECCA, and the sale of interests in each Pledgor Company pursuant to the TE HoldCo MIPA), options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of its equity securities (other than this Agreement, the Tax Equity ECCA and the TE HoldCo MIPA);

(C)              declare, set aside or pay any dividends on or make any other distributions in respect of the Acquired Interests, or combine, split or reclassify any of the Acquired Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the Acquired Interests, other than distributions to Seller of any loan proceeds received under the Financing Agreement (in accordance therewith) or any other amounts described in any of clauses (i) through (vi) of Section 5.06(a) of the A&R LLCA;

(D)              take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of business or operations;

(E)               open or establish any new accounts with financial institutions, other than as required by the Financing Documents or the Tax Equity Agreements;

(F)               make any material change in its business or operations, except such changes as may be required to comply with any applicable Law;

(G)              make any material capital expenditures (or enter into any Contracts in respect of material capital expenditures) other than as contemplated by the Company Contracts or the Tax Equity Agreements;

(H)              merge Company or any Acquired Company into or with any other Person or consolidate Company or any Acquired Company with any other Person;

(I)                 enter into any Contract for the purchase of real property or any interests therein, other than as contemplated by the Tax Equity Agreements;

(J)                 acquire, or enter into any Contract for any acquisitions (by merger, consolidation, or acquisition of stock or assets or any other business combination), of any Person or business or any division thereof, other than as contemplated by the Tax Equity Agreements;

(K)              sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of its assets or properties, other than: (1) inventory and personal property sold or otherwise disposed of in the ordinary course of business; (2) Permitted Liens; or (3) as contemplated by the Financing Documents or the Tax Equity Agreements;

(L)               create, incur, assume or guarantee, or agree to create, incur, assume or guarantee, any Indebtedness for borrowed money, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13), other than any Indebtedness arising from the Financing Agreement or any of the Financing Documents;

(M)             make any loans or advances to any Person (other than another Acquired Company), except in the ordinary course of business consistent with past practice;

(N)              except for the execution of the Tax Equity Agreements, enter into any Contract that would constitute a Company Contract or amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Company Contract other than any amendment, modification or waiver which is not material to such Company Contract and is otherwise in the ordinary course of business;

(O)              enter into or adversely amend, modify or waive any rights under, in each case, in any material respect, any material Contract (or series of related Contracts) with Seller or any Affiliate of Seller other than the entry into or amendment, modification, or waiver of any such Contracts on an arms’ length basis which are not in the aggregate materially adverse to the business of Company or any Acquired Company;

(P)               make any material change in accounting policies or practices (including any change in depreciation or amortization policies) of Company or any Acquired Company, except as required under GAAP or if such change would not have a material adverse effect on Purchaser, or revalue any of the Target Company’s or any Acquired Company’s assets;

(Q)              in each case, except as required by any Tax Equity Document, make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any material amended Tax Return, or enter into any closing agreement (as described in Section 7121 of the Code), settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any other Acquired Company or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(R)              pay, discharge, settle or satisfy any claims, liabilities or obligations prior to the same being due in excess of $50,000 in the aggregate other than as due and payable in the ordinary course under material Contracts;

(S)               hire any employees or adopt any Employee Plans;

(T)               except as contemplated pursuant to the Tax Equity Agreements, enter into any joint venture;

(U)              fail to maintain insurance coverage substantially equivalent to its insurance coverage as in effect on the date hereof; or

(V)              otherwise make any commitment to do any of the foregoing in this Section 5.04.

(c)            Notwithstanding the foregoing, Seller may permit the Acquired Companies to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Purchaser of any such actions taken outside the ordinary course of business.

5.05.       Fulfillment of Conditions. Each Party shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith, to satisfy each condition to the obligations of the other Party contained in this Agreement.

5.06.       Further Assurances. During the Interim Period, each Party shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining or providing any third-party consents or notices and all Governmental Approvals required to be obtained by Seller. During the Interim Period, each Party shall cooperate with the other Party and provide any information regarding such Party necessary to assist the other Party in making any filings or applications or providing notices required to be made with any Governmental Authority. Notwithstanding anything to the contrary contained in this Section 5.06, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 5.06 shall not apply.

5.07.       Purchaser’s Substitute Support Obligations.

(a)           Purchaser acknowledges that Seller and certain Affiliates have provided certain credit support pursuant to the support obligations and related agreements described on Schedule 3.01(y) of the Disclosure Schedules (the “Support Obligations”). From the Execution Date and continuing until the earlier of the termination of this Agreement or the replacement or release of each Support Obligation set forth on Part I.A and Part I.B of Schedule 3.01(y) of the Disclosure Schedules, Purchaser shall use commercially reasonable efforts to negotiate a replacement of each such Support Obligation (each, a “Substitute Support Obligation”) with the beneficiary thereof or to effect the complete and unconditional release of each such Support Obligation in a manner reasonably satisfactory to Purchaser, Seller and the beneficiary thereof, including by means of a letter of credit, escrow, posting a bond or cash deposit or other arrangements; provided, with respect to each Support Obligation identified on Part I.B of Schedule 3.01(y) of the Disclosure Schedules, Purchaser’s obligations under this Section 5.07(a) shall be limited to the Class A Percentage Interest of the amount of such Support Obligation. The effective date of the Substitute Support Obligations shall be no earlier than the Closing Date.

(b)           From the Execution Date and continuing until the earlier of: (i) the termination of this Agreement; (ii) the effective date of the applicable Substitute Support Obligation, if any; and (iii) the date such Support Obligation is no longer required to be maintained under the applicable Company Contract, Seller shall, and shall cause its Affiliates to: (A) maintain each Support Obligation in full force and effect in accordance with the requirements under the applicable Company Contract; (B) perform all of its obligations under each Support Obligation; and (C) not amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Support Obligation; provided that solely to the extent that a Support Obligation cannot be released, terminated or replaced by Purchaser at or prior to the Closing or is set forth on Part II of Schedule 3.01(y) of the Disclosure Schedules (each, a “Retained Support Obligation”), subject to Section 5.07(c) below, Seller shall, and shall cause its Affiliates to, perform its obligations with respect to each such Support Obligation.

(c)           To the extent there is a Retained Support Obligation, Purchaser shall: (i) indemnify and hold harmless Seller and its Affiliates (as applicable) from and against any and all Losses that may be suffered, incurred or sustained by any of them or to which any of them become subject, resulting from a claim on any such Retained Support Obligation after the Closing Date and arising out of or relating to the business, operations, properties, assets or obligations of any Acquired Company conducted, existing or arising after the Closing (including as a result of any draw or demand for or making of any payment by Seller or any such Affiliate of Seller under any Support Obligation); (ii) diligently continue to seek the release, termination and replacement of such Support Obligation as required pursuant to Section 5.07(a); and (iii) reimburse Seller or its Affiliates (as applicable) for the actual out-of-pocket costs of, and fees paid by, Seller or its Affiliates in maintaining such Retained Support Obligation accruing at any time after the Closing and until such time as such Retained Support Obligation is replaced; provided that Purchaser’s indemnification obligations under clause (i) shall not affect Seller’s indemnification obligations under Section 5.07(d) or Section 6.01; provided, further, with respect to any Support Obligation identified on Part I.B of Schedule 3.01(y) of the Disclosure Schedules, Purchaser’s obligations under this Section 5.07(c) shall be limited to the Class A Percentage Interest of such Losses and actual out-of-pocket costs and fees, respectively.

(d)           Following the replacement of a Support Obligation by Purchaser for a Project pursuant to a Substitute Support Obligation, Seller shall indemnify and hold harmless Purchaser and its Affiliates (as applicable) from and against any and all Losses that may be suffered, incurred or sustained by any of them or to which any of them become subject, resulting from a claim on any such Substitute Support Obligation and arising out of or relating to the business, operations, properties, assets or obligations of any Acquired Company conducted, existing or arising at or prior to the Closing (including as a result of any draw or demand for or making of any payment by Purchaser or any such Affiliate of Purchaser under any Substitute Support Obligation).

5.08.       Tax Matters.

(a)           All Transfer Taxes, if any, arising out of or in connection with the consummation of the transactions contemplated by this Agreement shall be shared equally by Purchaser and Seller. Purchaser shall timely file all Tax Returns relating to any Transfer Taxes, shall notify Seller when such filings have been made, and shall use commercially reasonable efforts to provide such Tax Returns to Seller at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.

(b)           All real property Taxes, personal property Taxes and similar obligations of any Acquired Company imposed by any Governmental Authority that are due or become due for Tax periods within which the Closing Date occurs shall be apportioned between Seller for the pre-Closing Date period (which shall include the Closing Date), on the one hand, and the applicable Acquired Company for the post-Closing Date period, on the other hand, as of the Closing Date, based upon the actual number of days of the Tax period that have elapsed before and after the Closing Date, and any income Taxes imposed on any Acquired Company shall be allocated between the pre-Closing Date period and the post-Closing Date period as though a taxable year of the applicable Acquired Company has ended on (and includes) the Closing Date (collectively, the “Apportioned Obligations”). Seller shall be responsible for the portion of such Apportioned Obligations attributable to the period ending on (and including) the Closing Date. The Company (or the applicable Acquired Companies) shall be responsible for the portion of such Apportioned Obligations attributable to the period beginning after the Closing Date. Each Party shall cooperate in assuring that Apportioned Obligations that are the responsibility of Seller pursuant to the preceding sentences are paid by Seller, and that Apportioned Obligations that are the responsibility of the any Acquired Company pursuant to the preceding sentence shall be paid by such Acquired Company. If any refund, rebate or similar payment is received by any Acquired Company for any real property Taxes, personal property Taxes or similar obligations referred to above that are Apportioned Obligations, such refund shall be apportioned between Seller and the applicable Acquired Company as aforesaid on the basis of the obligations of the Acquired Companies during the applicable Tax period. Any refund, rebate or similar payment received by any Acquired Company for any income Tax or Transfer Tax (other than Transfer Taxes governed under Section 5.08(a)) attributable to the pre-Closing Date period, as determined above, shall be for the benefit of Seller; and any such refund, rebate or similar payment attributable to the post-Closing Date period, as determined above, shall be for the benefit of the applicable Acquired Company.

(c)            For any Taxes with respect to which the taxable period (or portion thereof) of the applicable Acquired Company ends on or before the Closing Date, Seller shall, at its sole cost and expense, timely prepare and file with the appropriate authorities all Tax Returns required to be filed by the applicable Acquired Company, and pay or cause to be paid all Taxes shown to be due thereon. After the Closing Date, each Acquired Company shall, at its sole cost and expense, timely prepare and file, or cause to be timely prepared and filed, with the appropriate authorities all other Tax Returns required to be filed by such Acquired Company, and pay all Taxes shown to be due thereon.

(d)           Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns of each Acquired Company, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Section 5.08, and in resolving all Actions or Proceedings, and audits or examinations with respect to such Tax Returns.

5.09.       No Solicitation. Until the Closing or, if earlier, termination of this Agreement, Seller shall not, and shall not authorize or permit the Acquired Companies, any of their Affiliates or any of their Representatives to, directly or indirectly: (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause the Acquired Companies, any of their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean (other than with respect to the transactions contemplated by the Financing Documents, the AIP Purchase Agreement and the TE HoldCo MIPA) any inquiry, proposal or offer from any Person concerning: (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Acquired Companies; (ii) the issuance or acquisition of equity securities of the Acquired Companies; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Acquired Companies’ properties or assets.

5.10.       Purchaser Parent Guaranty. Purchaser shall, concurrently with the execution and delivery of this Agreement, cause to be executed and delivered to Seller the Purchaser Parent Guaranty.

5.11.       Seller Parent Guaranty. Seller shall, concurrently with the execution and delivery of this Agreement, cause to be executed and delivered to Purchaser the Seller Parent Guaranty.

5.12.       Post-Execution Date Documents.

(a)           As soon as practicable following the Execution Date, Seller shall enter into (or shall cause the Company or the applicable Acquired Company to enter into) the Tax Equity ECCA, the TE HoldCo MIPA, and the other Tax Equity Documents to be entered into upon the execution of the Tax Equity ECCA or the TE HoldCo MIPA (the execution of the foregoing, the “Tax Equity Signing”). The form of the Tax Equity ECCA and the TE HoldCo MIPA, along with each schedule, exhibit or annex thereto (including the form of each other Tax Equity Agreement) and the initial form of the Tax Equity Model, in each case, shall be subject to the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed, except that such consent may be withheld in Purchaser’s sole discretion with respect to the Purchaser Tax Equity Guaranty and the initial Tax Equity Model).

(b)           Following the Tax Equity Signing, Seller shall promptly provide to Purchaser true, complete and correct copies of each such Contract or document, including any schedule, exhibit or annex thereto, and, with respect to the Tax Equity ECCA, the following documents delivered pursuant to Section 4.01 of the Tax Equity ECCA: (i) the Tax Equity Model, (ii) the Reports and (iii) the Title Proformas.

Article 6
Indemnification

6.01.       Indemnification by Seller. Seller hereby indemnifies and holds harmless the Purchaser Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to (a) any breach of any representation, warranty, covenant, agreement or obligation made by Seller in this Agreement or any certificate delivered by Seller pursuant to this Agreement (with any breach and the calculation of any Losses therefrom determined without regard to any Material Adverse Effect or other materiality qualifier), (b) the matters referenced on Schedule 6.01; or (c) except to the extent included in the calculation of the Purchase Price, any Transaction Expense of any Acquired Company as of the Closing Date; provided that the foregoing indemnity shall not apply to Losses to the extent caused by the gross negligence or willful misconduct of Purchaser Indemnified Parties or their agents, officers, employees or contractors. If a Purchaser Indemnified Party has recovered any Losses pursuant to one subsection of this Section 6.01, such Purchaser Indemnified Party shall not be entitled to recover the same Losses under another subsection of this Section 6.01 or any other contract or agreement related to either Project between Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand.

6.02.       Indemnification by Purchaser. Purchaser hereby indemnifies and holds harmless the Seller Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any breach by Purchaser of any representation, warranty, covenant, agreement or obligation made by Purchaser in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement; provided that the foregoing indemnity shall not apply to Losses to the extent caused by the gross negligence or willful misconduct of Seller Indemnified Parties or their agents, officers, employees or contractors. If a Seller Indemnified Party has recovered any Losses pursuant to one subsection of this Section 6.02, such Seller Indemnified Party shall not be entitled to recover the same Losses under another subsection of this Section 6.02 or any other contract or agreement related to either Project between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand.

6.03.       Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants, agreements and obligations of Seller and Purchaser contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date as provided in this Section 6.03. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing for twelve (12) months after the Closing Date; provided that: (i) the representations and warranties contained in Section 3.01(a) (Existence), Section 3.01(b) (Authority), Section 3.01(g) (Brokers), Section 3.01(i)(i), Section 3.01(i)(ii), Section 3.01(i)(v), and Section 3.01(i)(ix) (Company and the Acquired Companies), Section 3.02(a) (Existence), Section 3.02(b) (Authority) and Section 3.02(h) (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing for five (5) years after the Closing Date; (ii) the representations and warranties in Section 3.01(k) (Taxes) shall survive the Closing until thirty (30) days after the expiration of the applicable Tax statute of limitations. The indemnity obligations of Seller pursuant to Section 6.01(b) shall survive until (A) as to item 1 in Schedule 6.01, any right of a counterparty of the Project Companies to receive Delay Damages has expired or been terminated, (B) as to item 2 in Schedule 6.01, until the Tax Equity Guaranty has expired or been terminated and any claims thereunder are fully and finally resolved and no longer subject to appeal or rehearing, and (C) as to item 3 in Schedule 6.01, until the period during which any such tariffs can be imposed under applicable Law has expired. The other covenants, agreements and obligations in this Agreement to be performed shall survive until the date on which they have been fully performed. No claim under this Agreement may be made unless such Party shall have delivered, with respect to any claim under Section 6.01 or Section 6.02, a written notice of claim prior to the applicable survival expiration date; provided that, if written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 6.04(a) on or prior to the applicable survival expiration date, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this Article 6 shall survive with respect to such claim until such claim is finally resolved.

6.04.       Limitations on Claims.

(a)           An Indemnifying Party shall have no obligation to indemnify an Indemnified Party until the aggregate amount of all Losses incurred that are subject to indemnification by such Indemnifying Party pursuant to this Article 6 equal or exceed [***] of the Purchase Price (the “Deductible”) in which event the Indemnifying Party shall be liable for Losses only to the extent they are in excess of the Deductible; provided that the Deductible shall not apply to Losses resulting from, arising out of or relating to (i) any Fraudulent Action, (ii) the matters referenced on Schedule 6.01, or (iii) a breach of any Fundamental Representations.

(b)           The aggregate liability of the Seller Indemnifying Parties and the Purchaser Indemnifying Parties under this Article 6 resulting from any claims under any breaches of representations or warranties herein and in any certificates delivered pursuant hereto shall be limited to an amount equal to [***] of the Purchase Price (the “Cap”); provided that the Cap shall not apply to Losses resulting from, arising out of or relating to: (i) any Fraudulent Action; or (ii) a breach of the Fundamental Representations; provided further that the aggregate liability of the Seller Indemnifying Parties or the Purchaser Indemnifying Parties, as applicable, resulting from breaches of representations or warranties (including Fundamental Representations), covenants, agreements or obligations made in this Agreement or in any certificates delivered pursuant hereto, shall be limited to an amount equal to the Purchase Price. For the avoidance of doubt, the foregoing limitation will not apply to Losses resulting from, arising out of or relating to the matter referenced as item 2 on Schedule 6.01.

(c)            The amount of any claim pursuant to this Article 6 will be reduced by the amount of (i) any actual recovery under insurance policies that provide coverage, (ii) any actual recovery of reimbursement, indemnification or payment from any third Person, and (iii) the amount of any Tax benefit (which for this purpose means any reduction in cash Taxes payable that would otherwise be due or the receipt of a refund of Taxes by the Indemnified Parties (or, in the case of an Indemnified Party that is either a disregarded entity, partnership or other pass-through entity for U.S. federal income tax purposes, the ultimate taxpayer(s) with respect to such entity), in each case only with respect to the taxable year in which the Loss was incurred or paid) to the Indemnified Party in respect of such claim or the facts or events giving rise to such indemnity obligation. If the Indemnified Party realizes such payment or Tax benefit after the date on which an indemnity payment has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party in an amount equal to such payment or Tax benefit; provided that such payment shall not exceed the amount of the indemnity payment.

(d)           Notwithstanding any provision of this Agreement to the contrary, neither Purchaser nor Seller shall be obligated to indemnify any Seller Indemnified Party or Purchaser Indemnified Party, as applicable, for any Losses to the extent such Loss, or the economic effect of the event or circumstance giving rise to such Loss, is accounted for in the determination of the Adjusted Purchase Price pursuant to the Adjusted Purchase Price Model.

6.05.       Procedure for Indemnification of Third Party Claims.

(a)            Notice. Whenever any claim by a third party shall arise for indemnification under this Article 6, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim and, if known, the notice shall specify the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.

(b)           Settlement of Losses. If the Indemnified Party has assumed the defense of any claim by a third party which may give rise to indemnity hereunder pursuant to this Article 6, the Indemnified Party shall not settle, consent to the entry of a judgment of or compromise such claim without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party.

6.06.       Rights of the Indemnifying Party in the Defense of Third Party Claims.

(a)            Right to Assume the Defense. In connection with any claim by a third party which may give rise to indemnity hereunder, the Indemnifying Party shall have thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party to assume the defense of any such claim, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof.

(b)           Procedure. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall: (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim; and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such claim, with its own counsel and at its sole cost and expense; provided that, if the claim includes allegations for which the Indemnifying Party both would and would not be obligated to indemnify the Indemnified Party, the Indemnifying Party and the Indemnified Party shall in that case jointly assume the defense thereof. The Indemnified Party and the Indemnifying Party shall fully cooperate with each other and their respective counsel in the defense or settlement of such claim. The Party in charge of the defense shall keep the other Party appraised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(c)           Settlement of Losses. The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)           Decline to Assume the Defense. The Indemnified Party may defend against any such claim, at the sole cost and expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such claim in accordance with the terms hereof, if: (i) the Indemnifying Party does not assume the defense of any such claim resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party; or (ii) the Indemnified Party reasonably concludes that the Indemnifying Party is: (A) not diligently defending the Indemnified Party; (B) not contesting such claim in good faith through appropriate proceedings; or (C) has not taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of any asset or property of the Indemnified Party for payment of such claim; provided that, in the case of this clause (ii), the Indemnified Party will provide written notice to the Indemnifying Party of Indemnified Party’s conclusion, and Indemnifying Party shall have failed to take the applicable actions within thirty (30) days of such written notice.

6.07.       Direct Claims. In the event that any Indemnified Party has a claim against any Indemnifying Party which may give rise to indemnity hereunder that does not involve a claim brought by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and the facts constituting the basis for such claim and, if known, the amount or an estimate of the amount of the liability arising therefrom. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of such claim notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder; provided that if the Indemnifying Party does notify the Indemnified Party that it disputes such claim within the required thirty (30) day period, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If such Parties shall not agree, the Indemnified Party shall be entitled to take any action in law or in equity as such Indemnified Party shall deem necessary to enforce the provisions of this Article 6 against the Indemnifying Party.

6.08.       Exclusive Remedy. Absent any Fraudulent Action, the indemnities set forth in this Article 6 shall be the exclusive remedies of Purchaser and Seller and their respective members, officers, directors, employees, agents and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

6.09.       Mitigations.

(a)            Each of the Parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(b)           Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article 6, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

6.10.       Indemnity Treatment. Any amount of indemnification payable pursuant to the provisions of this Article 6 shall, to the extent permitted by law, be treated as an adjustment to the Purchase Price (as determined for all relevant Tax purposes).

Article 7
Termination

7.01.       Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)           by mutual written consent of Seller and Purchaser;

(b)           by either Party if the Closing has not occurred on or before June 30, 2024 (the “Outside Date”), and the failure to reach the Closing Date was not caused by a breach of this Agreement by the terminating Party;

(c)           by Purchaser if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement that: (i) would result in a failure of a condition set forth in Section 4.01, as applicable; and (ii) either (A) is a breach of Seller’s obligations to transfer the Acquired Interests at Closing in accordance with this Agreement; or (B) such breach has not been cured, or by its nature cannot be cured, within thirty (30) days following written notification thereof; provided that if, at the end of such thirty (30) day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional thirty (30) days in which to effect such cure; and

(d)           by Seller if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement that: (i) would result in a failure of a condition set forth in Section 4.01, as applicable; and (ii) such breach has not been cured, or by its nature cannot be cured, within thirty (30) days following written notification thereof; provided that if, at the end of such thirty (30) day period, Purchaser is endeavoring in good faith, and proceeding diligently, to cure such breach, Purchaser shall have an additional thirty (30) days in which to effect such cure.

7.02.       Effect of Termination.

(a)           If this Agreement is validly terminated pursuant to Section 7.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Purchaser or Seller (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the applicable portions of this Section 7.02, and the entirety of Article 6 and Article 8 will continue to apply following any termination; provided that nothing in this Section 7.02 shall release any Party from liability for any breach of this Agreement by such Party prior to the termination of this Agreement (and any attempted termination by the breaching Party shall be void).

(b)           Upon termination of this Agreement by a Party for any reason: (i) Purchaser shall return all documents and other materials of Seller relating to the Target Company and the Acquired Companies, the assets or properties of the Target Company and the Acquired Companies and the transactions contemplated hereby; and (ii) Seller shall return all documents and other materials of Purchaser relating to the transactions contemplated hereby. Each Party shall also return to the other Party any information relating to the Parties to this Agreement furnished by one Party to the other, whether obtained before or after the execution of this Agreement. All information received by each Party with respect to the Target Company, the Acquired Companies, the assets of the Target Company, the assets of the Acquired Companies or the other Party shall remain subject to the provisions of Section 8.06.

Article 8
GENERAL PROVISIONS

8.01.       Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses or email addresses, as applicable:

If to Purchaser, to:	VP-Arica Parent Holdco LLC c/o Clearway Energy, Inc. 300 Carnegie Center Drive, Suite 300 Princeton, NJ 08540 Attn: [***] Email: [***]

If to Seller, to:	VP-Arica CE Seller LLC [***] Attention: [***] E-mail: [***]

With a copy to:	VP-Arica CE Seller LLC [***] Attention: [***] E-mail: [***]

Notices, requests and other communications will be deemed given upon the first to occur of such item having been: (a) delivered personally (or refusal of delivery) to the address provided in this Section 8.01; (b) delivered by confirmed email transmission to the email address provided in this Section 8.01; or (c) delivered (or refusal of such delivery) by registered or certified mail (postage prepaid) or by reputable national overnight courier service in the manner described above to the address provided in this Section 8.01 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 8.01). Any Party from time to time may change its address, email address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

8.02.       Entire Agreement. This Agreement and the documents referenced herein supersede all prior discussions and agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the subject matter hereof.

8.03.       Specific Performance. The Parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Purchaser and Seller shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

8.04.       Time of the Essence. Time is of the essence with regard to all duties and time periods set forth in this Agreement.

8.05.       Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.

8.06.       Confidentiality; Disclosures. This Agreement is confidential, and neither Party shall disclose the terms and conditions of this Agreement to any other Person (other than such Party’s Affiliates and its and their respective officers, directors, employees, representatives, agents and advisors) or issue, or permit any of its Affiliates to issue, any press release or otherwise make any public statements or announcements regarding this Agreement or the transactions contemplated by this Agreement without the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of the other Party, except as otherwise determined to be necessary or appropriate to comply with applicable Law or any rules or regulations of any supervisory authority, regulatory authority or other Governmental Authority having jurisdiction over it or any of its Affiliates (including the Securities and Exchange Commission and the New York Stock Exchange), in which case, the Party required to make such disclosure or issue such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such disclosure, press release or public announcement in advance thereof. Notwithstanding the foregoing, nothing contained in this Agreement shall limit either Party’s (or either Party’s respective Affiliates’) rights to disclose the existence of this Agreement and the general nature of the transactions described herein on any earnings call or in similar discussions with financial media or analysts, stockholders and other members of the investment community.

8.07.       Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 8.01. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.08.       Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

8.09.       No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 6.

8.10.       Assignment. The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided that Purchaser may assign this Agreement, including the right to acquire the Acquired Interests, without the prior written consent of Seller, to: (a) any Affiliate of Purchaser, or (b) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, in each case so long as Purchaser remains fully liable for its obligations under this Agreement.

8.11.       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby: (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

8.12.       Governing Law. THIS AGREEMENT AND ALL DISPUTES AND CONTROVERSIES ARISING HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

8.13.       Consent to Jurisdiction.

(a)            For all purposes of this Agreement, and for all purposes of any Action or Proceeding arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party hereto submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding may be heard and determined in such New York court or, to the extent permitted by law, in such federal court. Each Party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action or Proceeding relating to this Agreement against the other Party or its properties in the courts of any jurisdiction.

(b)           Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i)                 any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County; and

(ii)               the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.

(c)            Each Party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 8.01. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Law.

8.14.       Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

8.15.       Limitation on Certain Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, OR PUNITIVE DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”) FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED THAT ANY LOSSES ARISING OUT OF THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES. FOR THE AVOIDANCE OF DOUBT, AN ACTION FOR THE PAYMENT OF THE PURCHASE PRICE SHALL NOT BE CONSIDERED CONSEQUENTIAL DAMAGES.

8.16.       Disclosures. Seller or Purchaser may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller’s or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement. Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a schedule or in the Disclosure Schedules as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents a material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on, the Target Company, the Acquired Companies or Purchaser.

8.17.       PDF Signature; Counterparts. This Agreement may be executed by PDF signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

Seller:

VP-ARICA CE SELLER LLC,
a Delaware limited liability company

By:	/s/ Craig Cornelius
Name: Craig Cornelius
Title: President

[Lorax – CWEN MIPSA]

Purchaser:

VP-Arica Parent Holdco LLC,
a Delaware limited liability company

By:	/s/ Christopher Sotos
Name: Christopher Sotos
Title: President

[Lorax – CWEN MIPSA]